EXHIBIT 10.01

EXECUTION COPY

REVOLVING CREDIT AGREEMENT
Dated as of December 9, 2010

Amended and Restated as of January 17, 2012

among

ALLIANCEBERNSTEIN L.P.,
and
SANFORD C. BERNSTEIN & CO., LLC
as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.,
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Managers,

CITIBANK, N.A.
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,

HSBC BANK USA, NATIONAL ASSOCIATION
and
STATE STREET BANK AND TRUST COMPANY,
as Co-Documentation Agents,

and

THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR
ON THE SIGNATURE PAGES HEREOF AS “BANKS”

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedules

Schedule 1	-	Banks and Commitments
Schedule 2	-	Broker-Dealer Subsidiaries
Schedule 5.2	-	Governmental Approvals
Schedule 7.3	-	Certain Permitted Liens

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Confirmation of Loan Request
Exhibit D	-	Form of Conversion Request
Exhibit E	-	Form of Confirmation of Conversion Request
Exhibit F	-	Form of Swing Loan Request
Exhibit G	-	Form of Confirmation of Swing Loan Request
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Opinion Letter
Exhibit J	-	Form of Assignment and Acceptance
Exhibit K	-	Form of Supplement

-v-

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of December 9, 2010 and amended and restated as of January 17, 2012 (this “Credit Agreement”), by and among ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (together with its permitted successors, the “Company”), SANFORD C. BERNSTEIN & CO., LLC, a Delaware limited liability company (together with its permitted successors, “Sanford Bernstein” and together with the Company, the “Borrowers”), the financial institutions from time to time party hereto (collectively, the “Banks”), and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”);

W I T N E S S E T H:

WHEREAS, the Borrowers, the lenders parties thereto and Bank of America, N.A., as administrative agent, are parties to that certain Revolving Credit Agreement dated as of December 9, 2010 (the “Existing Credit Agreement”).  Subject to the satisfaction of the conditions set forth in Section 9, the Borrowers, the parties hereto and Bank of America, N.A., as Administrative Agent, desire to amend and restate the Existing Credit Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth hereinbelow, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:

1.              DEFINITIONS AND RULES OF INTERPRETATION.

1.1            Definitions.   The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounting Change.  As defined in Section 6.10.

Accounting Notice.  As defined in Section 6.10.

Acquisition.  As defined in Section 7.2.

Administrative Agent.  Bank of America, acting as administrative agent for the Banks, or any successor Administrative Agent appointed pursuant to Section 13.1.6.

Administrative Agent’s Head Office.  The Administrative Agent’s head office located at 101 North Tryon Street, Charlotte, North Carolina 28255, or at such other location as the Administrative Agent may designate in a written notice to the other parties hereto from time to time.

Affected Computation.  As defined in Section 6.10.

Affiliate.  As defined under Rule 144 (a) under the Securities Act of 1933, as amended, but, in the case of any Borrower, not including any Subsidiary or any investment fund which is managed or advised by such Borrower.

Alliance Distributors.  AllianceBernstein Investments, Inc., a Delaware corporation, or any successor thereto as the primary distributor of securities of investment companies sponsored by the Company or its Subsidiaries.

Alternate Base Rate.  For any day a fluctuating rate per annum equal to the sum of (a) the Applicable Margin plus (b) highest of (i) the Federal Funds Rate Basis plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the LIBOR Rate Basis plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Alternate Base Rate Loan.  A Revolving Credit Loan which bears interest at the Alternate Base Rate.

Applicable Lending Office.  With respect to each Bank, such Bank’s Domestic Lending Office in the case of a Federal Funds Rate Loan, Alternate Base Rate Loan or Swing Loan and such Bank’s LIBOR Lending Office in the case of a LIBOR Loan.

Applicable Margin.  An annual percentage rate determined by the Administrative Agent, as of any date of determination, in accordance with the Company’s long-term senior unsecured debt rating in effect as of any date of determination as follows:

Company’s S&P Rating/Moody’s Rating	Applicable Margin for LIBOR Loans and Federal Funds Rate Loans	Applicable Margin for Alternate Base Rate Loans
> AA/Aa2	0.775%	0.000%

AA-, A+/Aa3, A1	0.875%	0.000%

A/A2	1.100%	0.100%

A-/A3	1.300%	0.300%

< BBB+/Baa1 or no S&P Rating or Moody’s Rating	1.700%	0.700%

Notwithstanding the foregoing, (a) if there is a split in the debt ratings of only one level, the Applicable Margin of the higher debt rating shall apply and (b) if there is a split in the debt ratings of more than one level, the Applicable Margin that is one level higher than the Applicable Margin of the lower debt rating shall apply, in any such case, subject, as applicable, to the provisions of Section 4.10 hereof.

Approved Fund.  Any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Assignment and Acceptance.  An assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 18.1), and accepted by the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent and the Company.

Attributable Indebtedness.  On any date with respect to any Person, in respect of any Synthetic Lease Obligation of such Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

AXA Group.  AXA, a société anonyme à directoir et conseil de surveillance organized under the laws of France, and its Subsidiaries.

Bank of America.  Bank of America, N.A., a national banking association.

Bankruptcy Law.  Any proceeding of the type referred to in Section 11.1(h) or (i) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

Banks.  As defined in the preamble hereto.

Borrower.  As defined in the preamble hereto.

Broker-Dealer Debt.  The obligations incurred or otherwise arising in connection with the Securities Trading Activities of any Broker-Dealer Subsidiary, provided, that “Broker-Dealer Debt” shall not include borrowings under this Credit Agreement.

Broker-Dealer Subsidiaries.  The Subsidiaries listed on Schedule 2 attached hereto and each other Subsidiary that engages in activities of the type described in the definition of Securities Trading Activities and that is so designated by the Company in writing to the Administrative Agent; and “Broker-Dealer Subsidiary” means any one of such Broker-Dealer Subsidiaries.

Business.  With respect to any Person, the assets, properties, business, operations and condition (financial and otherwise) of such Person.

Business Day.  Any day on which banking institutions in Charlotte, North Carolina and New York, New York, are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a LIBOR Business Day.

Capitalized Leases.  Leases under which the Company or any of its Consolidated Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Collateralize.  To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Swing Banks (as applicable) and the Banks, as collateral for obligations of Defaulting Banks to fund participations in Swing Loans, cash or deposit account balances or, if any Swing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) such Swing Bank (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Change of Control.  (a) Any issue, sale, or other disposition of Voting Equity Securities of the General Partner which results in AXA Financial, Inc. and its Subsidiaries, and any member of the AXA Group, collectively beneficially owning or controlling, directly or indirectly, less than in excess of fifty percent (50%) (by number of votes) of the Voting Equity Securities of the General Partner or (b) the consummation of any transaction which results in Sanford Bernstein ceasing to be a wholly-owned Subsidiary of the Company.

Change of Control Date.  Any date upon which a Change of Control occurs.

Closing Date.  The date, not later than January 17, 2012, on which each of the conditions set forth in Section 9 is satisfied or waived.

Code.  The Internal Revenue Code of 1986, as amended.

Co-Documentation Agents.  HSBC Bank USA, National Association and State Street Bank and Trust Company, acting as co documentation agents.

Commitment.  With respect to each Bank party hereto on the date hereof, its obligation to make Loans to the Borrowers, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1 under the caption “Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage.  With respect to each Bank at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Bank’s Commitment at such time.  If the Commitment of each Bank has been terminated in full pursuant to Section 2.5(a) or 11.1, or if the Commitments have expired, then the Commitment Percentage of each Bank shall be determined based on the Commitment Percentage of such Bank most recently in effect, after giving effect to any subsequent assignments.  The initial Commitment Percentage of each Bank is set forth opposite the name of such Bank on Schedule 1 or in the Assignment and Acceptance pursuant to which such Bank becomes a party hereto, as applicable.

Company Control Change Notice.  As defined in Section 6.3.3.

Company Partnership Agreement.  The Amended and Restated Agreement of Limited Partnership of the Company, dated as of October 29, 1999, by and among the General Partner and those other Persons who became partners of the Company as provided therein, as such agreement has been amended and exists at the date of this Credit Agreement and may be amended or modified from time to time in compliance with the provisions of this Credit Agreement.

Consolidated or consolidated.  Except as otherwise provided, with reference to any term defined herein, shall mean that term as applied to the accounts of the Company, the Consolidated Subsidiaries and the Excluded Funds consolidated in accordance with GAAP.

Consolidated Adjusted Cash Flow.  With respect to any fiscal period, the sum of (A) EBITDA for such fiscal period, plus (B) non-cash charges (other than charges for depreciation and amortization) for such fiscal period to the extent deducted in determining Consolidated Net Income (or Loss) for such period, less (C) earnings resulting from any reappraisal, revaluation, or write-up of assets.

Consolidated Adjusted Funded Debt.  At any time, the aggregate Outstanding principal amount of Funded Debt of the Company and the Consolidated Subsidiaries (whether owed by more than one of them jointly or by any of them singly) at such time determined on a consolidated basis and, except with respect to items (f) and (g) of the definition of Funded Debt, determined in accordance with GAAP.

Consolidated Interest Charges.  With respect to a fiscal period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any of the foregoing items incurred in connection with Broker-Dealer Debt), (b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the portion of Synthetic Lease Obligations that is treated as interest in accordance with GAAP.

Consolidated Interest Coverage Ratio.  As of any date of determination, the ratio of (a) Consolidated Adjusted Cash Flow to (b) Consolidated Interest Charges, in each case for the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements.

Consolidated Leverage Ratio.  As of any date of determination, the ratio of (a) Consolidated Adjusted Funded Debt as of such date to (b) Consolidated Adjusted Cash Flow for the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements.

Consolidated Net Income (Loss).  The net income ( loss) attributable to  Company Unit holders , determined in accordance with GAAP, but excluding in any event:

(a)           any portion of the net earnings of any Subsidiary that, by virtue of a restriction or Lien binding on such Subsidiary under a Contract or Government Mandate, is unavailable for payment of dividends to the Company or any other Subsidiary; and

(b)           any reversal of any contingency reserve, except to the extent that such provision for such contingency reserve shall have been made from income arising during the period subsequent to December 31, 2010, through the end of the period for which Consolidated Net Income (or Loss) is then being determined, taken as one accounting period.

Consolidated Net Worth.  The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includible in the computations of Consolidated Net Worth, any subscriptions receivable with respect to Equity Securities of the Company or its Subsidiaries (with such adjustments as may be appropriate so as not to double count intercompany items).

Consolidated Subsidiaries.  At any point in time, the Subsidiaries of the Company (which, as provided in the definition of “Subsidiary” do not include the Excluded Funds) that are consolidated with the Company for financial reporting purposes with respect to the fiscal period of the Company in which such point in time occurs.

Consolidated Total Assets.  All assets of the Company determined on a consolidated basis (excluding the Excluded Funds) in accordance with GAAP.

Consolidated Total Liabilities.  All liabilities of the Company determined on a consolidated basis (excluding the Excluded Funds) in accordance with GAAP.

Contracts.  Contracts, agreements, mortgages, leases, bonds, promissory notes, debentures, guaranties, Capitalized Leases, indentures, pledges, powers of attorney, proxies, trusts, franchises, or other instruments or obligations.

Control Change Notice.  As defined in Section 6.3.3.

Conversion Request.  A notice given by a Borrower to the Administrative Agent of such Borrower’s election to convert or continue a Loan in accordance with Section 2.9.

Co-Syndication Agent.  Citibank, N.A. and JPMorgan Chase Bank, N.A., acting as co-syndication agents.

Credit Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Defaulting Bank.  Subject to Section 2.13.2, any Bank that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Swing Loans, within three Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified either Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent acting in good faith, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, provided that such Bank shall cease to be a Defaulting Bank upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Government Authority, so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

Disposition.  As defined in Section 7.1.

Distribution.  With respect to any Entity, the declaration or payment (without duplication) of any dividend or distribution on or in respect of any Equity Securities of such Entity, other than dividends payable solely in Equity Securities of such Entity that are not required to be classified as liabilities on the balance sheet of such Entity under GAAP; the purchase, redemption, or other retirement of any Equity Securities of such Entity, directly or indirectly through a Subsidiary of such Entity or otherwise; or the return of capital by such Entity to the holders of its Equity Securities as such.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a party hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Federal Funds Rate Loans or Alternate Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.9.

EBITDA.  The Consolidated Net Income (or Loss) for any period, plus provision for any income taxes, interest (whether paid or accrued, but without duplication of interest accrued for previous periods), depreciation, or amortization for such period, in each case to the extent deducted in determining such Consolidated Net Income (or Loss).

Effective Date.  As defined in Section 6.10(c).

Eligible Assignee.  Any of (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, (d) a commercial bank or finance company organized under the laws of the United States, any State thereof, or the District of Columbia, and having total assets in excess of One Billion Dollars ($1,000,000,000); (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of One Billion Dollars ($1,000,000,000), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (f) the central bank of any country which is a member of the OECD; provided that neither the Company nor any of its Affiliates, and no Defaulting Bank, shall qualify as an Eligible Assignee.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Company or any ERISA Affiliate, other than a Multiemployer Plan.

Entity.  Any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity.

Equity Securities.  With respect to any Entity, all equity securities of such Entity, including any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company member interests, (d) options, warrants, or other rights to purchase or acquire any equity security, or (e) securities convertible into any equity security.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  Any Person that is treated as a single employer together with the Company under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  As defined in Section 11.

Examining Authority.  The meaning set forth in Rule 15c3-1(c)(12) under the Securities Exchange Act of 1934, as amended.

Excluded Funds.  A collective reference to each investment company, investment fund or similar Entity that (i) is deemed not to be a “Subsidiary” of the Company by virtue of the definition of “Subsidiary,” but (ii) is required in accordance with the application of Accounting Standard Codification (“ASC”) 810, Consolidation, to be consolidated with the Company for financial reporting purposes.  The assets, liabilities, income (or losses), or activities or other attributes of any Excluded Fund, including without limitation, Funded Debt, Investments or Indebtedness of any Excluded Fund, shall not be attributed to the Company or any Subsidiary or Consolidated Subsidiary of the Company for purposes of this Credit Agreement as a result solely of the application of principles of consolidation applied in accordance with GAAP that require consolidation of Excluded Funds.

Excluded Taxes.  With respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient’s principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, (c) in the case of a Foreign Bank, any United States withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure or inability (other than as a result of a change in law) to comply with Section 4.11(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 4.11(a) and (d) any U.S. federal withholding tax to the extent imposed as a result of a failure to satisfy the applicable requirements of FATCA after December 31, 2012, or such later date on which the requirements become effective.

FATCA.  Sections 1471 though 1474 of the Code, as in effect on the date hereof.

Federal Funds Rate.  A simple interest rate equal to the sum of the Federal Funds Rate Basis plus 0.25% per annum plus the Applicable Margin.  The Federal Funds Rate shall be adjusted automatically as of the opening of business of the effective date of each change in the Federal Funds Rate Basis to account for such change.

Federal Funds Rate Basis.  For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate Basis for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate Basis for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Federal Funds Rate Loan.  A Revolving Credit Loan (other than an Alternate Base Rate Loan) which bears interest at the Federal Funds Rate.

Fee Letter.  That certain fee letter dated November 23, 2011 among the Company, Bank of America, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Foreign Bank.  Any Bank that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

Fronting Exposure.  At any time there is a Defaulting Bank, with respect to each Swing Bank, such Defaulting Bank’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

Fund. Any Person (other than an individual) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that the foregoing shall be disregarded for purposes of the definition of Excluded Funds.

Funded Debt.  With respect to the Company or any Consolidated Subsidiary, without duplication, (a) all Indebtedness for money borrowed of such Person, (b) in respect of Capitalized Leases, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP, (c) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person, (d) Indebtedness in respect of the securitization of 12b-1 Fees, (e) all guarantees, endorsements, acceptances, and other contingent obligations of such Person, whether direct or indirect, in respect of Indebtedness for borrowed money of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness for borrowed money, or to assure the owner of Indebtedness for borrowed money against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (f) net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value thereof, and (g) Attributable Indebtedness of such Person.  Notwithstanding the foregoing, Funded Debt shall not include Broker-Dealer Debt.

GAAP.  Subject to Section 6.10, (a) when used in financial covenants set forth in Section 8, whether directly or indirectly through reference to a capitalized term used therein,  (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 2010, and (ii) to the extent consistent with such principles, the accounting practices of the Company reflected in its consolidated financial statements for the year ended on December 31, 2010, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Company adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

General Partner.  (a) AllianceBernstein Corporation, a Delaware corporation, in its capacity as general partner of the Company and (b) any other Persons who satisfy the requirements for admitting general partners without causing a Default or an Event of Default as set forth in Section 11.1(n) and who are so admitted, each in its capacity as a general partner of the Company, and their respective successors.

Government Authority.  The United States of America or any state, district, territory, or possession thereof, any local government within the United States of America or any of its territories and possessions, any foreign government having appropriate jurisdiction or any province, territory, or possession thereof, or any court, tribunal, administrative or regulatory agency, taxing or revenue authority, central bank or banking regulatory agency, commission, or body of any of the foregoing.

Government Mandate.  With respect to (a) any Person, any statute, law, rule, regulation, code, or ordinance duly adopted by any Government Authority, any treaty or compact between two (2) or more Government Authorities, and any judgment, order, decree, ruling, finding, determination, or injunction of any Government Authority, in each such case that is, pursuant to appropriate jurisdiction, legally binding on such Person, any of its Subsidiaries or any of their respective properties, and (b) the Administrative Agent or any Bank, in addition to subsection (a) hereof, any policy, guideline, directive, or standard duly adopted by any Government Authority with respect to the regulation of banks, monetary policy, lending, investments, or other financial matters.

Granting Lender.  As defined in Section 18.6.

Guarantee.  As to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Funded Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Funded Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Funded Debt or other obligation of the payment or performance of such Funded Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Funded Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Funded Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Funded Debt or other obligation of any other Person, whether or not such Funded Debt or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.  For the avoidance of doubt, “Guarantee” shall not include any obligations, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing Broker-Dealer Debt.

Guaranteed Obligations: As defined in Section 14.1.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Company or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto in accordance with GAAP, including, without duplication: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of hedging contracts, including, without limitation, interest rate and currency swaps, caps, collars and other financial derivative products; and (d) all Guarantees, endorsements, and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.  Notwithstanding the foregoing, Indebtedness shall not include Broker-Dealer Debt.

Indemnified Liabilities.  As defined in Section 16.

Indemnified Taxes.  Taxes other than Excluded Taxes.

Interest Payment Date.  (a) As to any Federal Funds Rate Loan, Alternate Base Rate Loan or Swing Loan, the first Business Day of each calendar quarter for the immediately preceding calendar quarter during all or a portion of which such Federal Funds Rate Loan, Alternate Base Rate Loan or Swing Loan were Outstanding and the maturity of such Federal Funds Rate Loan or Alternate Base Rate Loan and (b) as to any LIBOR Loan, the last day of each Interest Period with respect to such LIBOR Loan, the maturity of such LIBOR Loan, and, if the Interest Period of such LIBOR Loan is longer than three (3) months, the date that is three (3) months from the first day of such Interest Period and the last day of each successive three (3) month period during such Interest Period.

Interest Period.  (a) With respect to any LIBOR Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of, as selected by the applicable Borrower in a Loan Request, one (1) or two (2) weeks, or one (1), two (2), three (3) or six (6) months, if available in readily ascertainable markets; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by such Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)           if any Interest Period for a LIBOR Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(B)           any Interest Period commencing prior to the Maturity Date that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

(b) With respect to each Swing Loan, the period specified by the applicable Borrower from one (1) to seven (7) days pursuant to the Swing Loan Request.

Investment.  As to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a party hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Loans.

LIBOR Loan.  A Revolving Credit Loan which bears interest at the LIBOR Rate.

LIBOR Rate.  A simple per annum interest rate equal to the sum of (a) the quotient of (i) the LIBOR Rate Basis divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin.  The LIBOR Rate shall be rounded upward to four decimal places and shall apply to the applicable Interest Period, and, once determined, shall be subject to the provisions of this Credit Agreement and shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

LIBOR Rate Basis.

(a)           for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. London time two LIBOR Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two LIBOR Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Alternate Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

LIBOR Reserve Percentage.  The percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the actual reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), to the extent that any Bank has any Eurocurrency Liabilities subject to such reserve requirement at that time.  The LIBOR Rate for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

Lien.  Any lien, mortgage, security interest, pledge, charge, beneficial or equitable interest or right, hypothecation, collateral assignment, easement, or other encumbrance.

Loan Documents.  This Credit Agreement, any Notes and any instrument or document designated by the parties thereto as a “Loan Document” for purposes hereof.

Loan Request.  As defined in Section 2.8.

Loans.  Revolving Credit Loans and Swing Loans made or to be made by the Banks to the Borrowers pursuant to Section 2.

Majority Banks.  The Banks whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment or, if the Commitments have been terminated, the Banks whose Loans constitute more than fifty percent (50%) of the Total Outstandings; provided that (a) for purposes of determining the Majority Banks, Swing Loans shall be deemed to be held by the Banks ratably and (b) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

Material Adverse Effect.  A material adverse effect on (a) the ability of any Borrower to enter into and to perform and observe its Obligations under the Loan Documents, or (b) the assets, properties, business, operations and condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

Material Broker-Dealer Subsidiary.  Any Broker-Dealer Subsidiary that has total assets as of the date of determination equal to not less than five (5%) of the Consolidated Total Assets of the Company as set forth in the consolidated balance sheet of the Company (excluding the Excluded Funds) included in the most recent available annual or quarterly report of the Company.

Material Subsidiary.  Any Subsidiary of the Company or Alliance Distributors that, singly or together with any other such Subsidiaries then subject to one or more of the conditions described in Section 11.1(h), Section 11.1(i), or Section 11.1(m), either (a) at the date of determination owns Significant Assets, or (b) has total assets as of the date of determination equal to not less than five percent (5%) of the Consolidated Total Assets of the Company as set forth in the consolidated balance sheet of the Company (excluding the Excluded Funds) included in the most recent available annual or quarterly report of the Company.

Maturity Date.  January 17, 2017.

Moody’s Rating.  With respect to any Entity, the rating assigned to long-term senior unsecured debt issued by such Entity by Moody’s Investors Service, Inc. from time to time in effect or, if such Entity does not issue long-term senior unsecured debt rated by Moody’s Investors Service, Inc., the issuer rating assigned by Moody’s Investors Service, Inc. from time to time in effect.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Company or any ERISA Affiliate.

Net Capital Rule.  Rule 15c3-1 under the Securities Exchange Act of 1934, as amended.

1940 Act.  The Investment Company Act of 1940, as amended.

Notes.  Any Notes of a Borrower to the Banks in respect of such Borrower’s Obligations under this Credit Agreement of even date herewith, substantially in the form of Exhibit A, as amended, modified and renewed from time to time.

Obligations.  All indebtedness, obligations, and liabilities of any Borrower or its Subsidiaries to any of the Banks and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes or other instruments at any time evidencing any thereof.

Other Taxes.  All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Participant.  As defined in Section 18.1(d).

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits.  Permits, licenses, franchises, patents, copyrights, trademarks, trade names, approvals, clearances, and applications for or rights in respect of the foregoing of any Government Authority.

Permitted Liens.  Liens permitted by Section 7.3.

Person.  Any individual, Entity or Government Authority.

Proceedings.  Any (a) actions at law, (b) suits in equity, (c) bankruptcy, insolvency, receivership, dissolution, or reorganization cases or proceedings, (d) administrative or regulatory hearings or other proceedings, (e) arbitration and mediation proceedings, (f) criminal prosecutions, (g) judgment levies, foreclosure proceedings, pre-judgment security procedures, or other enforcement actions, and (h) other litigation, actions, suits, and proceedings conducted by, before, or on behalf of any Government Authority.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Company or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note or in this Credit Agreement.

Register.  As defined in Section 18.1(c).

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Reorganization and Reorganize.  As defined in Section 7.2.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Banks to the Borrowers pursuant to Section 2, but not including Swing Loans.

Securities Trading Activities.  The activities in the ordinary course of business of a Broker-Dealer Subsidiary, including, without limitation, acting as a broker for clients and/or as a dealer in the purchase and sale of securities traded on exchanges or in the over-the-counter markets and engaging in other capital markets activities for customer facilitation, entering into securities repurchase agreements and reverse repurchase agreements, securities lending and borrowing and securities clearing, either through agents or directly through clearing systems.

Significant Assets.  At the date of any sale, transfer, assignment, or other disposition of assets of the Company or any of its Subsidiaries (or as of the date of any Default), assets of the Company or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Company) which generated thirty-three and one-third percent (33 1/3%) or more of the consolidated revenues of the Company during the four (4) fiscal quarters of the Company most recently ended (the “Measuring Period”), provided that assets of the Company or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Company) which do not meet the definition of Significant Assets in the first part of this sentence shall nonetheless be deemed to be Significant Assets if such assets generated revenues for the Measuring Period that if subtracted from the consolidated revenues of the Company for the Measuring Period would result in consolidated revenues of the Company for the Measuring Period of less than $1,200,000,000.

S&P Rating.  With respect to any Entity, the rating assigned to long-term senior unsecured debt issued by such Entity by Standard & Poor’s Financial Services LLC from time to time in effect or, if such Entity does not issue long-term senior unsecured debt rated by Standard & Poor’s Financial Services LLC, the counterparty rating assigned by Standard & Poor’s Financial Services LLC from time to time in effect.

SPC.  As defined in Section 18.6.

Subsidiary.  Any Entity (i) of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Equity Securities of such Entity, or (ii) that is consolidated with such Entity in accordance with Financial Accounting Standards Board Interpretation No. 46-Revised.  Notwithstanding the foregoing, the term “Subsidiary” shall not include any Entity that is an investment company, investment fund or similar Entity that is managed or advised by the Company or any Subsidiary of the Company and in which the Company’s or such Subsidiary’s ownership of Voting Equity Securities is a function of its role as manager or adviser (whether as general partner or otherwise) rather than its economic or beneficial interest in the entity.  Unless otherwise provided herein, any reference to a “Subsidiary” shall mean a Subsidiary of the Company.

Swap Contract.  A Swap Contract is:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value.  In respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by one or more recognized dealers in such Swap Contracts (which may include a Bank or any affiliate of a Bank).

Swing Bank.  Bank of America, Citibank, N.A. and JPMorgan Chase Bank, N.A., acting as swing loan lenders, and their respective successors.

Swing Loan.  Any Loan made to a Borrower by a Swing Bank from time to time, which Loan shall be made in accordance with Section 2.4(b).

Swing Loan Rate.  A simple interest rate equal to the sum of (a) the Federal Funds Rate Basis, (b) the Applicable Margin for Federal Funds Rate Loans and (c) 0.375% per annum.  The Swing Loan Rate shall be adjusted automatically as of the opening of business of the effective date of each change in the Federal Funds Rate Basis to account for such change.

Swing Loan Request.  As defined in Section 2.4.2.

Swing Sublimit.  As to each Swing Bank, an amount equal to the lesser of (a) $80,000,000 and (b) the Total Commitment.  The aggregate Swing Sublimit for all Swing Banks is $240,000,000.  The Swing Sublimit of each Swing Bank is part of, and not in addition to, the Total Commitment.

Synthetic Lease Obligation.  The monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease, where such transaction is considered borrowed money Indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date.  The earlier of (a) the Maturity Date and (b) the date of termination in whole of the Commitments pursuant to Section 2.5(a) or 11.1.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  As of the Closing Date the Total Commitment is $900,000,000.

Total Outstandings.  The aggregate Outstanding amount of all Loans.

12b-1 Fees.  All or any portion of (a) the compensation or fees paid, payable, or expected to be payable to the Company or any of its Subsidiaries for acting as the distributor of securities as permitted under Rule 12b-l under the 1940 Act, (b) the contingent deferred sales charges or redemption fees paid, payable, or expected to be paid to the Company or any of its Subsidiaries, and (c) any right, title, or interest in or to any such compensation or fees.

Type.  As to any Loan, its nature as a Federal Funds Rate Loan, Alternate Base Rate Loan or LIBOR Loan, as the case may be.

Units.  Units of limited partnership interest in the Company.

Voting Equity Securities.  Equity Securities of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the Entity that issued such Equity Securities.

Withdrawal Liability.  Withdrawal liability within the meaning of Part I of Subtitle E of Title IV of ERISA.

1.2            Rules of Interpretation.

(a)          A reference to any Contract or other document shall include such Contract or other document as amended, modified, or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)         The singular includes the plural and the plural includes the singular.

(c)          A reference to any Government Mandate includes any amendment or modification to such Government Mandate or any successor Government Mandate.

(d)          A reference to any Person includes its permitted successors and permitted assigns.  Without limiting the generality of the foregoing, a reference to any Bank shall include any Person that succeeds generally to its assets and liabilities.

(e)          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP.

(f)          The words “include”, “includes”, and “including” are not limiting.

(g)         All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in The State of New York, have the meanings assigned to them therein.

(h)         Reference to a particular “§”, Section, Schedule, or Exhibit refers to that Section, Schedule, or Exhibit of this Credit Agreement unless otherwise indicated.

(i)           The words “herein”, “hereof”, and “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)           Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.             THE REVOLVING CREDIT FACILITY.

2.1           Commitment to Lend.  Subject to the terms and conditions set forth in Section 10 hereof, each of the Banks severally shall lend to the Borrowers, and each Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the applicable Borrower to the Administrative Agent given in accordance with Section 2.8, such sums as are requested by the Borrowers up to a maximum aggregate principal amount Outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment, provided that (a) the Outstanding amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment and (b) the Outstanding amount of the Federal Funds Rate Loans (after giving effect to all amounts requested) shall not at any time exceed $500,000,000.  The Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage; provided that the failure of any Bank to lend in accordance with this Credit Agreement shall not release any other Bank or the Administrative Agent from their obligations hereunder, nor shall any Bank have any responsibility or liability in respect of a failure of any other Bank to lend in accordance with this Credit Agreement.  Each request for a Loan and each borrowing hereunder shall constitute a representation and warranty by the Borrower requesting such Loan that the conditions set forth in Section 10 have been satisfied on the date of such request.

2.2           Facility Fee.  The Borrowers shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee on the daily average amount of the Total Commitment as of the most recently completed calendar quarter calculated at the rate per annum, on the basis of a 360-day year for the actual number of days elapsed, as determined in accordance with the chart below with respect to the Company’s long-term senior unsecured debt rating as of the last Business Day of each calendar quarter.  The facility fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Total Commitment shall terminate.  In no case shall any portion of the facility fee be refundable.

The facility fee shall be calculated based upon the Company’s long-term senior unsecured debt rating in effect as of any date of determination as follows:

Company’s S&P Rating/Moody’s Rating	Facility Fee

> AA/Aa2	0.100%

AA-, A+/Aa3, A1	0.125%

A/A2	0.150%

A-/A3	0.200%

< BBB+/Baa1 or no S&P Rating or Moody’s Rating	0.300%

Notwithstanding the foregoing, (a) if there is a split in the debt ratings of only one level, the facility fee of the higher debt rating shall apply and (b) if there is a split in the debt ratings of more than one level, the facility fee that is one level higher than the facility fee of the lower debt rating shall apply, in any such case, subject, as applicable, to the provisions of Section 4.10 hereof.

2.3           Other Fees.  The Borrowers shall pay the fees described in the Fee Letter as and when the same become due and payable pursuant to the terms of the Fee Letter.

2.4            Swing Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, each Swing Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.4 shall make loans (each such loan, a “Swing Loan”) to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Sublimit, notwithstanding the fact that such Swing Loans, when aggregated with the Commitment Percentage of the Outstanding amount of Revolving Credit Loans of such Bank acting as Swing Bank for any Swing Loan, may exceed the amount of such Bank’s Commitment; provided, however, that after giving effect to any Swing Loan, (i) the Total Outstandings shall not exceed the Total Commitment, and (ii) the aggregate Outstanding amount of the Revolving Credit Loans of any Bank, plus such Bank’s Commitment Percentage of the Outstanding amount of all Swing Loans shall not exceed such Bank’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Loan to refinance any outstanding Swing Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow from any Swing Bank under this Section 2.4, prepay under Section 3.3, and reborrow under this Section 2.4.  Each Swing Loan shall bear interest at the Swing Loan Rate.  Immediately upon the making of a Swing Loan, each Bank (other than a Bank that is a Defaulting Bank on the date such Swing Loan is made) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Bank a risk participation in such Swing Loan in an amount equal to the product of such Bank’s Commitment Percentage times the amount of such Swing Loan.

(b)           Borrowing Procedures.  Each Swing Loan shall be made upon a Borrower’s irrevocable written notice in the form of Exhibit F hereto (or telephonic notice confirmed in a writing in the form of Exhibit G hereto of each Swing Loan requested hereunder (a “Swing Loan Request”) to any Swing Bank and the Administrative Agent (if other than the Swing Bank).  Each such notice must be received by the applicable Swing Bank and the Administrative Agent (if other than the Swing Bank) not later than 5:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the proposed Drawdown Date of such Swing Loan, and (iii) the Interest Period for such Swing Loan.  Promptly after receipt by the applicable Swing Bank of any telephonic Swing Loan Request, such Swing Bank (if other than the Administrative Agent) will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Loan Request and, if not, such Swing Bank will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the applicable Swing Bank has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Bank) prior to 5:15 p.m. on the date of the proposed Swing Loan (A) directing such Swing Bank not to make such Swing Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 10 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Bank will, not later than 5:30 p.m. on the borrowing date specified in such Swing Loan Request, make the amount of its Swing Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of such Swing Bank in immediately available funds; provided that, subject to Section 2.13.1(iv), if any Bank is a Defaulting Bank on the date the Swing Loan is made, the applicable Swing Bank shall not advance that portion of the requested Swing Loan that is equal to the Commitment Percentage of such Defaulting Bank (except to the extent such Defaulting Bank has provided Cash Collateral therefor pursuant to Section 2.12).

(c)           Refinancing of Swing Loans.

(i)           Each Swing Bank at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes each Swing Bank to so request on its behalf), that each Bank make an Alternate Base Rate Loan in an amount equal to such Bank’s Commitment Percentage of the amount of Swing Loans made by such Swing Bank then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Request for purposes hereof) and in accordance with the requirements of Section 2.8, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the Total Commitment and the conditions set forth in Section 10.  The applicable Swing Bank shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Bank shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Loan) for the account of the applicable Swing Bank at the Administrative Agent’s Head Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Bank that so makes funds available shall be deemed to have made an Alternate Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Swing Bank.

(ii)          If for any reason any Swing Loan cannot be refinanced by Alternate Base Rate Loans in accordance with Section 2.4(c)(i), the request for Alternate Base Rate Loans submitted by the applicable Swing Bank as set forth herein shall be deemed to be a request by such Swing Bank that each of the Banks fund its risk participation in the relevant Swing Loan and each Bank’s payment to the Administrative Agent for the account of such Swing Bank pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)         If any Bank fails to make available to the Administrative Agent for the account of any Swing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the applicable Swing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Bank at a rate per annum equal to the greater of the Federal Funds Rate Basis and a rate determined by such Swing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Bank in connection with the foregoing.  If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Alternate Base Rate Loan or funded participation in the relevant Swing Loan, as the case may be.  A certificate of the applicable Swing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)         Each Bank’s obligation to make Alternate Base Rate Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the applicable Swing Bank, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Alternate Base Rate Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 10.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Loans made to it, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Bank has purchased and funded a risk participation in a Swing Loan, if the applicable Swing Bank receives any payment on account of such Swing Loan, such Swing Bank will distribute to such Bank its Commitment Percentage thereof in the same funds as those received by such Swing Bank.

(ii)          If any payment received by the applicable Swing Bank in respect of principal or interest on any Swing Loan is required to be returned by such Swing Bank under any of the circumstances described in Section 13.3.3 (including pursuant to any settlement entered into by such Swing Bank in its discretion), each Bank shall pay to such Swing Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate Basis.  The Administrative Agent will make such demand upon the request of such Swing Bank.  The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)           Interest for Account of Swing Bank.  Each Swing Bank shall be responsible for invoicing the applicable Borrower for interest on the Swing Loans made by it.  Until each Bank funds its Alternate Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Bank’s Commitment Percentage of any Swing Loan, interest in respect of such Commitment Percentage shall be solely for the account of the applicable Swing Bank.

(f)           Payments Directly to Swing Bank.  Each Borrower shall make all payments of principal and interest in respect of each Swing Loan directly to the Swing Bank that funded such Swing Loan.  Each Swing Bank shall promptly notify the Administrative Agent of any prepayments by the Borrower of interest on the Swing Loans made by such Swing Bank.

2.5           Reduction or Increase of Total Commitment.  (a)  Reduction of Total Commitment.  The Borrowers shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by at least $10,000,000 or integral multiples of $1,000,000 in excess thereof, or to terminate entirely, the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrowers delivered pursuant to this Section 2.5(a), the Administrative Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Banks the full amount of any facility fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

b)  Increase of Total Commitment.  At any time prior to the Termination Date the Borrowers may, on the terms set forth below, request that the Total Commitment hereunder be increased by an aggregate amount of up to $350,000,000 in minimum increments of $25,000,000; provided, however, that (i) an increase in the Total Commitment hereunder may only be made at a time when no Default shall have occurred and be continuing and (ii) in no event shall the Total Commitment hereunder exceed $1,250,000,000.  In the event of such a requested increase in the Total Commitment, any Bank or other financial institution which the Borrowers invite to become a Bank or to increase its Commitment may set the amount of its Commitment at a level agreed to by the Borrowers; provided, that each such other financial institution shall be reasonably acceptable to the Administrative Agent, and that the minimum Commitment of each such other financial institution equals or exceeds $10,000,000.  In the event that the Borrowers and one or more of the Banks (or other financial institutions) shall agree upon such an increase in the Commitments (i) the Borrowers, the Administrative Agent and each Bank or other financial institution increasing its Commitment or extending a new Commitment shall enter into a supplement to this Credit Agreement (each, a “Supplement”) substantially in the form of Exhibit K setting forth, among other things, the amount of the increased Commitment of such Bank or the new Commitment of such other financial institution, as applicable, and (ii) the Borrowers shall furnish, if requested, new or amended and restated Notes, as applicable, to each financial institution that is extending a new Commitment and each Bank that is increasing its Commitment.  No such Supplement shall require the approval or consent of any Bank whose Commitment is not being increased, and no Bank shall be required to agree to increase its Commitment.  Upon the execution and delivery of such Supplements as provided above and the occurrence of the “Effective Date” specified therein, and upon the Administrative Agent administering the reallocation of the outstanding Loans ratably among the Banks after giving effect to each such increase in the Commitments (and the payment by the Borrowers of any amounts under Section 4.9 if such Effective Date is not the last day of an Interest Period for any outstanding Loan), and the delivery of certified evidence of partnership authorization and a legal opinion in substantially the form of Exhibit I hereto on behalf of the Borrowers, this Credit Agreement shall be deemed to be amended accordingly.

2.6           The Notes; the Record.  Upon the request of the Administrative Agent or any Bank, the Loans shall be evidenced by separate promissory notes of each Borrower in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date and completed with appropriate insertions.  One Note shall be payable to the order of each Bank requesting a Note in a principal amount equal to such Bank’s Commitment or, if less, the Outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below.  Each Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank’s Loans, an appropriate notation on such Bank’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The Outstanding amount of the Loans set forth on such Bank’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Loans when due.  In recognition of the fact that the Loans may be made without having been evidenced by a written Note, each Borrower hereby promises to pay to each Bank the principal amount of the Loans made by such Bank to such Borrower, and accrued and unpaid interest and fees thereon, as the same become due and payable in accordance with this Credit Agreement.

2.7           Interest on Loans.

2.7.1        Interest Rates.  Except as otherwise provided in Section 4.10, the Loans shall bear interest as follows:

(a)           Each Federal Funds Rate Loan shall bear interest at an annual rate equal to the Federal Funds Rate as in effect from time to time while such Federal Funds Rate Loan is Outstanding.

(b)           Each LIBOR Loan shall bear interest for each Interest Period at an annual rate equal to the LIBOR Rate for such Interest Period in effect from time to time during such Interest Period.

(c)           Each Alternate Base Rate Loan shall bear interest at an annual rate equal to the Alternate Base Rate as in effect from time to time while such Alternate Base Rate Loan is Outstanding.

(d)           Each Swing Loan shall bear interest at an annual rate equal to the Swing Loan Rate as in effect from time to time while such Swing Loan is Outstanding.

2.7.2        Interest Payment Dates.  Each Borrower shall pay all accrued interest on each Loan made to it in arrears on each Interest Payment Date with respect thereto.

2.8            Requests for Revolving Credit Loans.  The Borrower requesting a Revolving Credit  Loan shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no later than (a) 11:00 a.m. on the proposed Drawdown Date of any Federal Funds Rate Loan or Alternate Base Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any LIBOR Loan.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Type of such Revolving Credit Loan, and (iv) the Interest Period for such Loan if such Loan is a LIBOR Loan.  Promptly upon receipt of any such Loan Request, the Administrative Agent shall notify each of the Banks thereof.  Each Loan Request shall be irrevocable and binding on the Borrower requesting such Loan and shall obligate such Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $10,000,000 or in an integral multiple of $1,000,000 in excess thereof.

2.9            Conversion Options.

2.9.1         Conversion to LIBOR Loan.  The Borrowers may elect from time to time, subject to Section 2.11, to convert any Outstanding Federal Funds Rate Loan or Alternate Base Rate Loan to a LIBOR Loan, provided that (a) the applicable Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; and (b) no Federal Funds Rate Loan or Alternate Base Rate Loan may be converted into a LIBOR Loan when any Default has occurred and is continuing.  Each notice of election of such conversion, and each acceptance by the applicable Borrower of such conversion, shall be deemed to be a representation and warranty by such Borrower that no Default has occurred and is continuing.  The Administrative Agent shall notify the Banks promptly of any such notice.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its LIBOR Lending Office.  All or any part of Outstanding Federal Funds Rate Loans or Alternate Base Rate Loans may be converted into a LIBOR Loan as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.9.2         Continuation of Type of Revolving Credit Loan.

(a)            All Federal Funds Rate Loans or Alternate Base Rate Loans shall continue as Federal Funds Rate Loans or Alternate Base Rate Loans, as the case may be, until converted into LIBOR Loans as provided in Section 2.9.1.

(b)            Any LIBOR Loan may, subject to Section 2.11, be continued, in whole or in part, as a LIBOR Loan upon the expiration of the Interest Period with respect thereto, provided that (i) the applicable Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (ii) no LIBOR Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically converted to a Federal Funds Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default; and (iii) any partial continuation of a LIBOR Loan shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each notice of election of such continuance of a LIBOR Loan, and each acceptance by the applicable Borrower of such continuance, shall be deemed to be a representation and warranty by such Borrower that no Default has occurred and is continuing.

(c)           If the applicable Borrower shall fail to give any notice of continuation of a LIBOR Loan as provided under this Section 2.9.2, such Borrower shall be deemed to have requested a conversion of the affected LIBOR Loan to a Federal Funds Rate Loan on the last day of the then current Interest Period with respect thereto; provided that to the extent that after giving effect to such conversion the Outstanding amount of the Federal Funds Rate Loans would exceed $500,000,000, such Borrower shall be deemed to have requested a conversion of the affected LIBOR Loan to an Alternate Base Rate Loan.

(d)           The Administrative Agent shall notify the Banks promptly when any such continuation or conversion contemplated by this Section 2.9.2 is scheduled to occur.  On the date on which any such continuation or conversion is to occur, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office as appropriate.

2.9.3         LIBOR Loans.  Any conversion to or from LIBOR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.9.4         Conversion Requests.  All notices of the conversion or continuation of a Loan provided for in this Section 2.9 shall be in writing in the form of Exhibit D hereto (or shall be given by telephone and confirmed by a writing in the form of Exhibit E hereto).  Each such notice shall specify (a) the principal amount and Type of the Loan subject thereto, (b) the date on which the current Interest Period of such Loan ends if such Loan is a LIBOR Loan, and (c) the new Interest Period for such Loan if such Loan is a LIBOR Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Banks thereof.  Each such notice shall be irrevocable and binding on the Borrower giving such notice.

2.10          Funds for Revolving Credit Loans.

2.10.1       Funding Procedures.  Not later than 1:00 p.m. on the proposed Drawdown Date of any Revolving Credit Loan, each of the Banks will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loan.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section 10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower requesting such Loan the aggregate amount of such Loan made available to the Administrative Agent by the Banks.  The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Administrative Agent the amount of such other Bank’s Commitment Percentage of any requested Loan, but no other Bank shall be liable in respect of the failure of such Bank to make available such amount.

2.10.2       Funding by Banks; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Bank prior to a Drawdown Date (or, in the case of any Revolving Credit Loans consisting of Federal Funds Rate Loans or Alternate Base Rate Loans, prior to 12:00 noon on the date of such Revolving Credit Loans) that such Bank will not make available to the Administrative Agent such Bank’s share of such Loan, the Administrative Agent may assume that such Bank has made such share available on such Drawdown Date and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Bank has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Bank and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate Basis and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by a Borrower, the interest rate equal to the rate payable on the Loans incurred by such Borrower (provided, if such Loans are LIBOR Loans, such Borrower shall pay interest equal to the rate payable on Federal Funds Rate Loans).  If such Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Bank pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Loan Request.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Bank or a Borrower with respect to any amount owing under this subsection 2.10.2 shall be conclusive, absent manifest error.

2.11          Limit on Number of LIBOR Loans.  At no time shall there be Outstanding LIBOR Loans having more than fifteen (15) different Interest Periods.

2.12          Cash Collateral.

2.12.1               Certain Credit Support Events.  If a Bank shall become a Defaulting Bank at any time that a Swing Loan is outstanding, promptly upon the request of the Administrative Agent or the applicable Swing Bank, the Borrowers shall prepay Swing Loans in an amount sufficient to reduce all Fronting Exposure with respect to the Defaulting Bank to zero (after giving effect to Section 2.13.1(iv) and any Cash Collateral provided by the Defaulting Bank).

2.12.2               Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America.  Any Bank that has provided such collateral hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Bank (including the Swing Banks), and agrees to maintain, a first priority security interest in all such cash, all deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12.3.

2.12.3               Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 2.12 or Section 2.13 in respect of Swing Loans shall be held and applied to the satisfaction of the specific Swing Loans, obligations to fund participations therein (including any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

2.12.4               Release.  Subject to Section 2.13, Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 18.1(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that the Person providing Cash Collateral and the applicable Swing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.13          Defaulting Banks.

2.13.1           Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 26.

(ii)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Bank pursuant to Section 12), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Swing Banks hereunder; third, if so determined by the Administrative Agent or requested by a Swing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Bank of any participation in any Swing Loan; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Banks or Swing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Swing Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 10 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Bank.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 2.13.1(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii)         Certain Fees.  That Defaulting Bank shall be entitled to receive any facility fee pursuant to Section 2.2 for any period during which that Bank is a Defaulting Bank only to the extent allocable to the sum of (1) the Outstanding Amount of the Revolving Credit Loans funded by it and (2) its Commitment Percentage of the stated amount of Swing Loans for which it has provided Cash Collateral pursuant to Section 2.4, Section 2.12, or Section 2.13.1(ii), as applicable (and the Borrowers shall (A) be required to pay to each Swing Bank, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Bank and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Bank).

(iv)        Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Swing Loans pursuant to Section 2.4, the “Commitment Percentage” of each non-Defaulting Bank shall be computed without giving effect to the Commitment of that Defaulting Bank; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Swing Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Bank minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Bank.

2.13.2               Defaulting Bank Cure. If the Borrowers, the Administrative Agent and the Swing Banks agree in writing that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Swing Loans to be held on a pro rata basis by the Banks in accordance with their Commitment Percentages (without giving effect to Section 2.13.1(iv)), whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

3.              REPAYMENT OF LOANS.

3.1            Maturity.  Each Borrower shall pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans made to it and Outstanding on such date, together with any and all accrued and unpaid interest thereon.  In respect of any Swing Loan, the applicable Borrower shall pay on the last day of the Interest Period applicable to such Swing Loan, and there shall become absolutely due and payable on such last day, all Swing Loans made to such Borrower Outstanding on such date as to which such Interest Period applies, together with any and all accrued and unpaid interest thereon.  The Total Commitment shall terminate on the Maturity Date.

3.2         Mandatory Repayments of Loans.

3.2.1         Loans in Excess of Commitment.  If at any time the sum of the Outstanding amount of the Loans exceeds the Total Commitment, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for application first, to the Swing Loans; and second, to the Revolving Credit Loans.  Each prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Loans, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2         Change of Control.  Upon the occurrence of a Change of Control or impending Change of Control:

(a)            the Company shall notify the Administrative Agent and each Bank of such Change of Control or impending Change of Control as provided in Section 6.3.3;

(b)            the Commitments (but not the right of the Borrowers to convert and continue Types of Revolving Credit Loans under Section 2.9) shall be suspended for the period from the date of such notice (or any Change of Control Notice given by the Administrative Agent or a Bank as provided in Section 6.3.3) through the later to occur of (i) the Change of Control Date or (ii) the date forty (40) days after the date of such notice from the Company (the “Suspension Period”) and neither the Banks nor the Administrative Agent shall have any obligations to make Loans to the Borrowers;

(c)            each Bank shall have the right within fifteen (15) days after the date of such Bank’s receipt of a Change of Control Notice under clause (a) above to demand payment in full of its pro rata share of the Outstanding principal of all Loans, all accrued and unpaid interest thereon, and any other amounts owing under the Loan Documents;

(d)            in the event that any Bank shall have made a demand under clause (c) above the Company shall promptly, but in no event later than five (5) Business Days after such demand, deliver notice to each Bank (which notice shall identify the Bank making such demand) and, notwithstanding the provisions of clause (c) above, the right of each Bank to demand repayment shall remain in effect through the fifteenth (15th) day next succeeding receipt by such Bank of any notice required to be given pursuant to this clause (d), provided that the provisions of this clause (d) shall only apply with respect to demands given by Banks prior to the expiration of the period specified in clause (c); and

(e)            in the event any Bank makes a demand under clause (c) or clause (d) above, each Borrower shall on the last day of the Suspension Period pay to the Administrative Agent for the credit of such Bank its pro rata share of the Outstanding principal of all Loans made to such Borrower, all accrued and unpaid interest thereon, and any other amounts owing under the Loan Documents, (provided that (i) any Bank may require the Borrowers to postpone prepayment of a LIBOR Loan until the last day of the Interest Period with respect to such LIBOR Loan, and (ii) if any Bank elects to require prepayment of a LIBOR Loan that has an Interest Period ending less than sixty (60) days after the date of such demand on a date that is not the last day of the Interest Period for such LIBOR Loan, such Bank shall not be entitled to receive any amounts payable under Section 4.9 in respect of the prepayment of such LIBOR Loan).

Upon any demand for payment by any Bank under this Section 3.2.2, the Commitment hereunder provided by such Bank shall terminate, and such Bank shall be relieved of all further obligations to make Loans to the Borrowers.  At the end of the Suspension Period referred to above, the Commitments shall be restored from all Banks that have not made a demand for payment under this Section 3.2.2, and this Credit Agreement and the other Loan Documents shall remain in full force and effect among the Borrowers, such Banks and the Administrative Agent, with such changes as may be necessary to reflect the termination of the credit provided by the Banks that made a demand for payment under this Section 3.2.2.

3.3           Optional Repayments of Loans.  Each Borrower shall have the right, at its election, to repay the Outstanding amount of the Loans made to it, as a whole or in part, at any time without penalty or premium, provided that any full or partial repayment of the Outstanding amount of any LIBOR Loans pursuant to this Section 3.3 made on a date other than the last day of the Interest Period relating thereto shall be subject to customary breakage charges as provided in Section 4.9.  The applicable Borrower shall give the Administrative Agent, no later than 10:00 a.m. on the day of any proposed repayment pursuant to this Section 3.3 of Federal Funds Rate Loans, Alternate Base Rate Loans or Swing Loans, and three (3) Business Days’ notice of any proposed repayment pursuant to this Section 3.3 of LIBOR Loans, in each case, specifying the proposed date of payment of Loans and the principal amount to be paid.  Each such partial repayment of the Loans shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment, and shall be applied, in the absence of instruction by the applicable Borrower, first to the principal of Swing Loans made to such Borrower, second to the principal of Alternate Base Rate Loans made to such Borrower, third to the principal of Federal Funds Rate Loans and fourth to the principal of LIBOR Loans made to such Borrower (in inverse order of the last days of their respective Interest Periods).  Each partial repayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  Any amounts repaid under this Section 3.3 may be reborrowed prior to the Maturity Date as provided in Section 2.8, subject to the conditions of Section 10.

4.             CERTAIN GENERAL PROVISIONS.

4.1           Application of Payments.  Except as otherwise provided in this Credit Agreement, all payments in respect of any Loan shall be applied first to accrued and unpaid interest on such Loan and second to the Outstanding principal of such Loan.

4.2           Funds for Payments.

4.2.1           Payments to Administrative Agent.  All payments of principal, interest, facility fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Banks and the Administrative Agent, at the Administrative Agent’s Head Office, or at such other location that the Administrative Agent may from time to time designate, in each case in immediately available funds or directly from the proceeds of Loans.

4.2.2           No Offset.  All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim.

4.2.3           Fees Non-Refundable.  Except as expressly set forth herein, all fees payable hereunder are non-refundable, provided that (a) if any of the Banks is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby in any material respect, then no facility fee shall be payable to such Bank after the date of such final adjudication or arbitration (and such Bank shall refund any facility fee paid to it and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred), and (b) if the Administrative Agent is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby, then no administrative agent’s fee will be due and payable after the date of such final adjudication or arbitration.  If the Administrative Agent is finally found to have been grossly negligent or to have committed willful misconduct, the amount of any administrative agent’s fee paid or prepaid by the Borrowers and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred shall be refunded.

4.3           Computations.  All computations of interest with respect to Alternate Base Rate Loans (including Alternate Base Rate Loans determined by reference to the LIBOR Rate or to the Federal Funds Rate Basis) shall be based on a year of 365/366 days, and all computations of interest with respect to Federal Funds Rate Loans, Swing Loans and LIBOR Loans shall be based on a year of 360 days, and in each case paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

4.4            Inability to Determine LIBOR Rate Basis.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan (a) the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate Basis that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period or (b) the Majority Banks notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a LIBOR Loan in sufficient amounts to fund their respective Loans as a part of such borrowing during its Interest Period or (ii) the LIBOR Rate Basis for any Interest Period for such Loans will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective LIBOR Loans for such Interest Period, the Administrative Agent shall forthwith so notify the applicable Borrower and the Banks, whereupon the Administrative Agent shall forthwith give notice of such determination or notice (which shall be conclusive and binding on the Borrowers and the Banks) to the applicable Borrower and the Banks.  In such event (a) any Loan Request or Conversion Request with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Federal Funds Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Federal Funds Rate Loan, and (c) the obligations of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrowers and the Banks; provided that to the extent that after giving effect to such conversion the Outstanding amount of the Federal Funds Rate Loans would exceed $500,000,000, such Borrower shall be deemed to have requested Alternate Base Rate Loans.

4.5           Illegality.  Notwithstanding any other provisions herein, if any present or future Government Mandate shall make it unlawful for any Bank to make or maintain LIBOR Loans, such Bank shall forthwith give notice of such circumstances to the Borrowers and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Loans or convert Federal Funds Rate Loans or Alternate Base Rate Loans to LIBOR Loans shall forthwith be suspended, and (b) such Bank’s Loans then Outstanding as LIBOR Loans, if any, shall be converted automatically to Federal Funds Rate Loans on the last day of each then existing Interest Period applicable to such LIBOR Loans or within such earlier period after the occurrence of such circumstances as may be required by Government Mandate; provided that to the extent that after giving effect to such conversion the Outstanding amount of the Federal Funds Rate Loans would exceed $500,000,000, the LIBOR Loans shall be converted automatically to Alternate Base Rate Loans.  The applicable Borrower shall promptly pay the Administrative Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 4.5 other than on the last day of an Interest Period, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

4.6            Additional Costs, Etc.  If any future applicable, or any change in the application or interpretation of any present applicable, Government Mandate (whether or not having the force of law), shall:

(a)            subject any Bank or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction, or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank’s Commitment, or the Loans (other than Indemnified Taxes and Other Taxes covered by Section 4.11 and Excluded Taxes), or

(b)            materially change the basis of taxation (except for Excluded Taxes) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Administrative Agent under this Credit Agreement or the other Loan Documents, or

(c)            impose, increase, or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, compulsory loan, insurance charge, assessment, liquidity, capital adequacy, or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

(d)            impose on any Bank or the Administrative Agent any other conditions, cost or expense or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

(i)           to increase by an amount deemed by such Bank to be material with respect to the cost to any Bank of making, funding, issuing, renewing, extending, or maintaining any of the Loans or such Bank’s Commitment, or

(ii)         to reduce, by an amount deemed by such Bank or the Administrative Agent, as the case may be, to be material, the amount of principal, interest, or other amount payable to such Bank or the Administrative Agent hereunder on account of such Bank’s Commitment, or any of the Loans, or

(iii)         to require such Bank or the Administrative Agent to make any payment that, but for such conditions or requirements described in clauses (a) through (d), would not be payable hereunder, or forego any interest or other sum that, but for such conditions or requirements described in clauses (a) through (d), would be payable to such Bank or the Administrative Agent hereunder, in any case the amount of which payment or foregone interest or other sum is deemed by such Bank or the Administrative Agent, as the case may be, to be material and is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or (as the case may be) the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Bank or (as the case may be) the Administrative Agent at any time and from time to time (such demand to be made in any case not later than the first to occur of (I) the date one year after such event described in clause (i), (ii), or (iii) giving rise to such demand, and (II) the date ninety (90) days after both the payment in full of all Outstanding Loans, and the termination of the Commitments) and as often as the occasion therefor may arise, pay to such Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank or the Administrative Agent for such additional cost, reduction, payment, foregone interest or other sum.  Subject to the terms specified above in this Section 4.6, the obligations of the Borrowers under this Section 4.6 shall survive repayment of the Loans and termination of the Commitments.

4.7           Capital Adequacy.  If after the date hereof any Bank or the Administrative Agent determines that (a) the adoption of or change in any Government Mandate (whether or not having the force of law) regarding capital or liquidity requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Government Authority with appropriate jurisdiction, or (b) compliance by such Bank or the Administrative Agent, or any corporation controlling such Bank or the Administrative Agent, with any Government Mandate (whether or not having the force of law) has the effect of reducing the return on such Bank’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Bank or (as the case may be) the Administrative Agent could have achieved but for such adoption, change, or compliance (taking into consideration such Bank’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such Entity’s capital) by any amount reasonably deemed by such Bank or (as the case may be) the Administrative Agent to be material, then such Bank or the Administrative Agent may notify the Borrowers of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Federal Funds Rate, the Borrowers shall pay such Bank or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Administrative Agent of a certificate in accordance with Section 4.8 hereof (but in any case not later than the first to occur of (I) the date one year after such adoption, change, or compliance causing such reduction, and (II) as to adoptions of or changes in Government Mandates occurring prior to the repayment of the Loans and the termination of the Commitments the date ninety (90) days after both the payment in full of all Outstanding Loans and termination of the Commitments).  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.  Subject to the terms specified above in this Section 4.7, the obligations of the Borrowers under this Section 4.7 shall survive repayment of the Loans and termination of the Commitments.  For the avoidance of doubt, this Section 4.7 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

4.8            Certificate.  A certificate setting forth any additional amounts payable pursuant to Section 4.6 or Section 4.7 and a brief explanation of such amounts which are due and in reasonable detail the basis of the calculation and allocation thereof, submitted by any Bank or the Administrative Agent to the Borrowers, shall be conclusive evidence, absent manifest error, that such amounts are due and owing.

4.9            Indemnity.  Each Borrower shall indemnify and hold harmless each Bank from and against any loss, cost, or expense (excluding loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or any interest on any LIBOR Loans made to it as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans, (b) default by such Borrower in making a borrowing or conversion after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request; or (c) except as otherwise expressly provided in Section 3.2.2, the making of any payment of a LIBOR Loan, the making of any conversion of any such Loan to a Federal Funds Rate Loan or an Alternate Base Rate Loan or the receipt by any Bank of funds in respect of any such Loan in accordance with Section 2.5(b) on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.  The obligations of the Borrowers under this Section 4.9 shall survive repayment of the Loans and termination of the Commitments.

4.10          Interest After Default.  All amounts Outstanding under the Loan Documents that are not paid when due, including all overdue principal and (to the extent permitted by applicable Government Mandate) interest and all other overdue amounts (after giving effect to any applicable grace period), shall to the extent permitted by applicable Government Mandate bear interest until such amount shall be paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable to such amounts in the case of principal and two percent (2%) above the Alternate Base Rate in the case of other amounts payable hereunder.  Any interest accruing under this section on overdue principal or interest shall be due and payable upon demand.

4.11          Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.11) the Administrative Agent or any Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Government Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Government Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  Each Borrower jointly and severally shall indemnify the Administrative Agent and each Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Government Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Banks.  Any Foreign Bank that is entitled to an exemption from or reduction of U.S. federal withholding tax , with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrowers are resident for tax purposes in the United States, any Foreign Bank shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Credit Agreement (and from time to time thereafter upon the request of a Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Bank is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrowers and the Administrative Agent, to the extent it is legally able to do so, at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this Section 4.11, FATCA shall include any Treasury regulations or interpretations thereof.

(f)           Treatment of Certain Refunds.  If the Administrative Agent or any Bank, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.11, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant Government Authority with respect to such refund), provided that such Borrower upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Administrative Agent or such Bank if the Administrative Agent or such Bank is required to repay such refund to such Government Authority.  This subsection shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.

4.12       Mitigation and Replacement.

(a)            Mitigation.  At the request of a Borrower, any Bank claiming any additional amounts payable pursuant to Section 4.6, 4.7 or 4.11 or invoking the provisions of Section 4.5 shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and such change would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(b)           Replacement.  In the event that a Bank demands payment from a Borrower for amounts owing pursuant to Sections 4.6, 4.7 or 4.11, invokes the provisions of Section 4.5 or becomes a Defaulting Bank, the Borrowers may, upon payment of such amounts and subject to the requirements of Section 18, substitute for such Bank another financial institution, which financial institution shall be an Eligible Assignee and shall assume the Commitments of such Bank and purchase the Outstanding Loans held by such Bank in accordance with Section 18, provided, however, that (i) each Borrower shall have satisfied all of its obligations in connection with the Loan Documents with respect to such Bank and (ii) if such assignee is not a Bank (A) such assignee is reasonably acceptable to the Administrative Agent and (B) the Borrowers shall have paid the Administrative Agent a $3,500 administrative fee.

5.           REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants (as to itself and its Subsidiaries) to the Banks and the Administrative Agent as follows:

5.1         Corporate Authority.

5.1.1         Incorporation; Good Standing.  Each of the Company, its Subsidiaries (including Sanford Bernstein), and the General Partner (a) is a corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, duly organized, validly existing, and, if applicable, in good standing, under the laws of its jurisdiction of organization, (b) has all requisite corporate, partnership or equivalent power to own its material properties and conduct its material business as now conducted and as presently contemplated, and (c) is, if applicable, in good standing as a foreign corporation, limited partnership, general partnership, trust or limited liability company, as the case may be, and is duly authorized to do business in each jurisdiction where it owns or leases properties or conducts any business so as to require such qualification except where a failure to be so qualified would not be likely to have a Material Adverse Effect.

5.1.2          Authorization.  The execution, delivery, and performance of this Credit Agreement and the other Loan Documents to which the Company, Sanford Bernstein, any other Subsidiaries of the Company, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate, partnership, limited liability company or other equivalent power of each such Entity, (b) have been duly authorized by all necessary corporate, partnership, limited liability company or other applicable proceedings on behalf of each such Entity, (c) do not conflict with or result in any breach or contravention of any Government Mandate to which any such Entity is subject, (d) do not conflict with or violate any provision of the corporate charter or bylaws, the limited partnership certificate or agreement, or its governing documents in the case of any general partnership, limited liability company or trust, as the case may be, of any such Entity, and (e) do not violate, conflict with, constitute a default or event of default under, or result in any rights to accelerate or modify any obligations under any Contract to which any such Entity is party or subject, or to which any of its respective assets are subject, except, as to the foregoing clauses (c) and (e) only, where the same would not be likely to have a Material Adverse Effect.

5.1.3         Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Company, Sanford Bernstein, any other Subsidiaries of the Company, or the General Partner is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity, regardless of whether enforcement is sought in a Proceeding in equity or at law.

5.1.4         Equity Securities.  The General Partner is the only general partner of the Company.  All of the outstanding Equity Securities of the Company are validly issued, fully paid, and non-assessable.  The Company is the only member of Sanford Bernstein.  All of the outstanding Equity Securities of Sanford Bernstein are validly issued, fully paid, and non-assessable.

5.2           Governmental Approvals.  The execution, delivery, and performance by the Company, its Subsidiaries, including Sanford Bernstein, and the General Partner of this Credit Agreement and the other Loan Documents to which the Company, Sanford Bernstein, any other Subsidiaries of the Company, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Government Authority other than those already obtained and set forth on Schedule 5.2.

5.3           Financial Statements.  There has been furnished to the Administrative Agent and each of the Banks (a) a consolidated balance sheet of the Company as at December 31, 2010, and a consolidated statement of income and cash flow of the Company for the fiscal year then ended, certified by the Company’s independent certified public accountants, and (b) unaudited interim condensed consolidated balance sheets of the Company and the Consolidated Subsidiaries as at September 30, 2011, and interim condensed consolidated statements of income and of cash flow of the Company and the Consolidated Subsidiaries for the respective fiscal periods then ended and as set forth in the Company’s Quarterly Reports on Form 10-Q for such fiscal quarters.  With respect to the financial statement prepared in accordance with clause (a) above, such balance sheet and statement of income have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and the Consolidated Subsidiaries as at the close of business on the respective dates thereof and the results of operations of the Company and the Consolidated Subsidiaries for the fiscal periods then ended; or, in the case of the financial statements referred to in clause (b), have been prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and contain all adjustments necessary for a fair presentation of (A) the results of operations of the Company for the periods covered thereby, (B) the financial position of the Company at the date thereof, and (C) the cash flows of the Company for periods covered thereby (subject to year-end adjustments).  There are no contingent liabilities of the Company or the Consolidated Subsidiaries as of such dates involving material amounts, known to the executive management of the Company that (aa) should have been disclosed in said balance sheets or the related notes thereto in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission, and (bb) were not so disclosed.

5.4            No Material Changes, Etc.  No change in the Business of the Company and its Consolidated Subsidiaries, taken as a whole, has occurred since December 31, 2010 that has resulted in a Material Adverse Effect.

5.5            Permits.  The Company and its Subsidiaries have all Permits necessary or appropriate for them to conduct their Business, except where the failure to have such Permits would not be likely to have a Material Adverse Effect.  All of such Permits are in full force and effect.  Without limiting the foregoing, the Company is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 and under the applicable laws of each state in which such registration is required in connection with the investment advisory business of the Company and in which the failure to obtain such registration would be likely to have a Material Adverse Effect; Alliance Distributors is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the applicable laws of each state in which such registration is required in connection with the business conducted by Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and is a member of the Financial Industry Regulatory Authority, Inc.; Sanford Bernstein is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the applicable laws of each state in which such registration is required in connection with the business conducted by Sanford Bernstein and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and is a member of the Financial Industry Regulatory Authority, Inc.; no Proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registration or membership, and the termination or withdrawal of any such registration or membership is not contemplated by the Company, Alliance Distributors or Sanford Bernstein, except, only with respect to registrations by the Company, Alliance Distributors and Sanford Bernstein required under state law, as would not be likely to have a Material Adverse Effect.

5.6            Litigation.  There is no Proceeding of any kind pending or threatened, in writing, against the Company, any of its Subsidiaries, or the General Partner that questions the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.  Except as set forth in information provided pursuant to Section 6.2 hereof or as otherwise disclosed by the Company to the Banks, there is no Proceeding of any kind pending or threatened, in writing, against the Company, any of its Subsidiaries, or the General Partner that, if adversely determined, is reasonably likely to, either in any case or in the aggregate, result in a Material Adverse Effect or impair or prevent performance and observance by any Borrower of its obligations under this Credit Agreement or the other Loan Documents.

5.7            Compliance with Other Instruments, Laws, Etc.  None of any of the Company, its Subsidiaries, including Sanford Bernstein, and the General Partner is, in any respect material to the Company and its Consolidated Subsidiaries taken as a whole, in violation of or default under (a) any provision of its certificate of incorporation or by-laws, or its certificate of limited partnership or agreement of limited partnership or its certificate of formation or limited liability company agreement, or its governing documents in the case of any general partnership, as the case may be, (b) any Contract to which it is or may be subject or by which it or any of its properties are or may be bound, or (c) any Government Mandate, including Government Mandates relating to occupational safety and employment matters.

5.8            Investment Company Act.  Neither the Company nor any of its Subsidiaries (excluding investment companies in which the Company or a Consolidated Subsidiary has made “seed money” investments is an “investment company”, as such term is defined in the 1940 Act.

5.9            Employee Benefit Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to satisfy the minimum funding requirements or to avoid the incurrence of, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made.  No minimum funding waiver has been requested with respect to any Guaranteed Pension Plan.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Company or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within fifteen (15) months of the date of the representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.  The administrator of any Guaranteed Pension Plan has not provided notice of an intent to terminate such Guaranteed Pension Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA.  The conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Guaranteed Pension Plan.  A determination that any Guaranteed Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA) has not been made.  The PBGC has not instituted proceedings to terminate a Guaranteed Pension Plan pursuant to Section 4042 of ERISA, nor has  any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Guaranteed Pension Plan occurred.  Neither the Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to a Multiemployer Plan which could be reasonably expected to result in a liability of more than $50,000,000.  Neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in "endangered" or "critical" status within the meaning of Section 432 of the Code or Section 305 of ERISA and no Multiemployer Plan is reasonably expected to be in "endangered" or "critical" status."

5.10          Use of Proceeds.  The proceeds of the Loans shall be used by the applicable Borrower for general business purposes, including, without limitation, in the case of the Company, for working capital purposes and the support of the Company’s issuance of commercial paper and, in the case of Sanford Bernstein, to fund its obligations resulting from engaging in Securities Trading Activities.  No portion of any Loan made to the Company is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.  Sanford Bernstein is an “exempted borrower” as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, 12, C.F.R. Part 221.

5.11          General.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Quarterly Reports on Form 10-Q referred to in Section 5.3 (a) conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and to all applicable rules and regulations of the Securities and Exchange Commission, and (b) as amended by interim filings, do not contain an untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.              AFFIRMATIVE COVENANTS OF THE BORROWERS.

Each Borrower (as to itself and its Subsidiaries, as applicable) covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

6.1            Records and Accounts Such Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate records and books of account.

6.2            Financial Statements, Certificates, and InformationThe Company will deliver to each of the Banks:

(a)           as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of the Company, or Sanford Bernstein, as the case may be:

(i)          the consolidated balance sheet of the Company, as at the end of such fiscal year;

(ii)         the consolidated statement of income and consolidated statement of cash flows of the Company for such fiscal year;

(iii)        the balance sheet of Sanford Bernstein, as at the end of such fiscal year ; and

(iv)        the statement of income and statement of cash flows of Sanford Bernstein for such fiscal year.

Each of the balance sheets and statements delivered under this Section 6.2(a) shall (I) in the case of items (i) and (ii), set forth in comparative form the figures for the previous fiscal year; (II) be in reasonable detail and prepared in accordance with GAAP based on the records and books of account maintained as provided in Section 6.1; (III) include footnotes or otherwise be accompanied by information outlining in sufficient detail reasonably satisfactory to the Administrative Agent the effect of consolidating Excluded Funds, if applicable, and be accompanied by (or be delivered concurrently with the financial statements under this Section 6.2(a)) a certification by the principal financial or accounting officer of the Company or Sanford Bernstein, as the case may be, that the information contained in such financial statements presents fairly in all material respects the consolidated financial position of the Company or the financial position of Sanford Bernstein, as the case may be, on the date thereof and consolidated results of operations and consolidated cash flows of the Company or results of operations and cash flows Sanford Bernstein, as the case may be, for the periods covered thereby; and (IV) be certified, without limitation as to scope, by PricewaterhouseCoopers LLP or another firm of independent certified public accountants reasonably satisfactory to the Administrative Agent, and, in the case of items (i) and (ii), shall be accompanied by (or be delivered concurrently with the financial statements under this Section 6.2(a)(i) and (ii)) a written statement from such accountants to the effect that in connection with their audit of such financial statements nothing has come to their attention that caused them to believe that the Company has failed to comply with the terms, covenants, provisions or conditions of Section 6.1, Section 7.1, Section 7.5(a), Section 7.5(c), Section 7.6, Section 7.7 and Section 8 of this Credit Agreement as to accounting matters (provided that such accountants may also state that the audit was not directed primarily toward obtaining knowledge of such noncompliance), or, if such accountants shall have obtained knowledge of any such noncompliance, they shall disclose in such statement any such noncompliance; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any such noncompliance;

(b)           as soon as practicable, but in any event not later than fifty (50) days after the end of the first three fiscal quarters of each fiscal year of the Company, (i) the unaudited interim condensed consolidated balance sheet of the Company as at the end of such fiscal quarter, and (ii) the unaudited interim condensed consolidated statement of income and unaudited interim condensed consolidated statement of cash flow of the Company for such fiscal quarter and for the portion of the Company’s fiscal year then elapsed, all in reasonable detail and, with respect to clauses (i) and (ii), prepared in a manner consistent with the accounting practices and policies employed with respect to the audited financial statements reported in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and including footnotes or otherwise accompanied by information outlining in sufficient detail reasonably satisfactory to the Administrative Agent the effect of consolidating Excluded Funds, if applicable, and concurrently therewith a certification by the principal financial or accounting officer of the Company that, in the opinion of management of the Company, all adjustments necessary for a fair presentation of (A) the results of operations of the Company for the periods covered thereby, (B) the financial position of the Company at the date thereof, and (C) the cash flows of the Company for periods covered thereby have been made (subject to year-end adjustments);

(c)           concurrently with the delivery of the financial statements referred to in subsection (b) above, the quarterly FOCUS Report of Sanford Bernstein;

(d)           simultaneously with the delivery of the financial statements referred to in subsections (a)(i) and (ii) and (b) above, a statement certified by the principal financial officer, treasurer or general counsel of the Company in substantially the form of Exhibit H hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 8 and (if applicable) reconciliations to reflect changes in GAAP since December 31, 2010;

(e)           promptly after the same are available, copies of each annual report, proxy, if any, or financial statement or other report or communication sent to the holders of Equity Securities of the Company who are not Affiliates of the Company, and copies of all annual, interim and current reports and any other report of a material nature (it being understood that filings in the ordinary course of business pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934 are not material) which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(f)           from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent (having been requested to do so by any Bank) may reasonably request.

Documents required to be delivered pursuant to this Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s internet website at www.alliancebernstein.com or such other replacement website of which the Company has given proper notice to the Administrative Agent and each Bank; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Bank of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent will make available to the Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent and the Banks to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 20); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

6.3         Notices

6.3.1         Defaults.  Each Borrower will promptly after the executive management of such Borrower (which for purposes of this covenant shall mean (to the extent applicable) the chairman of the board, chief executive officer, president, chief operating officer, chief financial officer, treasurer or general counsel of such Borrower) becomes aware thereof (and in any case within three (3) Business Days after the executive management becomes aware thereof) notify the Administrative Agent and each of the Banks in writing of the occurrence of any Default.  If any Person shall give any notice in writing of a claimed default (whether or not constituting an Event of Default) under the Loan Documents or any other Contract relating to Funded Debt equal to or in excess of $100,000,000 to which or with respect to which any Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety, or otherwise, such Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

6.3.2         Notice of Proceedings and Judgments.  The Company will give notice to the Administrative Agent and each of the Banks in writing within ten (10) Business Days of the executive management of the Company (as defined in Section 6.3.1) becoming aware of any Proceedings pending affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party that could reasonably be expected by the Company to have a Material Adverse Effect (or of any material adverse change in any such Proceedings of which the Company has previously given notice).  Any such notice will state the nature and status of such Proceedings.  The Company will give notice to the Administrative Agent and each of the Banks, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) Business Days of any settlement or any judgment, final or otherwise, against the Company or any of its Subsidiaries where the amount payable by the Company or any of its Subsidiaries, after giving effect to insurance, is in excess of the lesser of $50,000,000 or 10% of Consolidated Net Worth as at the end of the most recent fiscal quarter.

6.3.3         Notice of Change of Control.  In the event the Company obtains knowledge of a Change of Control or an impending Change of Control, the Company will promptly give written notice (a “Company Control Change Notice”) of such fact to the Administrative Agent and the Banks at least forty (40) days prior to the proposed Change of Control Date; provided, however, that in no event, and regardless of when the Company obtains knowledge of a Change of Control, shall such a Company Control Change Notice be delivered to the Administrative Agent and the Banks more than three (3) Business Days after the Change of Control Date.  Without limiting the foregoing, upon obtaining actual knowledge of any Change of Control or impending Change of Control, any of the Administrative Agent and the Banks may (but in no case shall any of them be obligated to) deliver written notice to the Borrowers of such event, indicating that such event requires the Borrowers to prepay the Loans pursuant to Section 3.2.2 (and in any such notice a Bank may make demand for payment of its Loans under Section 3.2.2).  Promptly upon receipt of such notice, but in no event later than five (5) Business Days after actual receipt thereof, the Company will give written notice (such notice, together with a Company Control Change Notice, a “Control Change Notice”) of such fact to the Administrative Agent and the Banks (including the Bank that has so notified the Company).  Any Control Change Notice shall (a) describe the principal facts and circumstances of such Change of Control known to the Company in reasonable detail (including the Change of Control Date or, if the Company does not have knowledge of the Change of Control Date, the Company’s best estimate of such Change of Control Date), (b) make reference to Section 3.2.2 and the rights of the Banks to require the Borrowers to prepay the Loans on the terms and conditions provided for therein, and (c) state that each Bank may make a demand for payment of its Loans by providing written notice to the Borrowers within fifteen (15) days after the effective date of such Control Change Notice.  In the event the Company shall not have designated the Change of Control Date in its Control Change Notice, the Company shall keep the Administrative Agent and the Banks informed as to any changes in the estimated Change of Control Date and shall provide written notice to the Administrative Agent and the Banks specifying the Change of Control Date promptly upon obtaining knowledge thereof.

6.4           Existence; Business; Properties

6.4.1         Legal Existence.  Each Borrower will, and will cause each of its Consolidated Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises as a limited partnership, general partnership, corporation, limited liability company or trust, as the case may be, except, with respect to rights and franchises, where the failure to preserve and keep in full force and effect such rights and franchises would not be likely to have a Material Adverse Effect, provided, however, this section shall not prohibit any merger, consolidation, or reorganization of such Borrower or any of its Subsidiaries permitted pursuant to Section 7.2.

6.4.2         Conduct of Business.  The Company will, and will cause each of its Consolidated Subsidiaries (including Sanford Bernstein) to, engage in the lines of business conducted as of the Closing Date and any services, business, activities or businesses incidental to, or reasonably related or similar to, or complementary to any line of business engaged in by the Company and its Consolidated Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

6.4.3         Maintenance of Properties.  Each Borrower will, and will cause each of its Consolidated Subsidiaries to, cause its properties used or useful in the conduct of its business and which are material to the Business of such Borrower and its Consolidated Subsidiaries taken as a whole to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment, ordinary wear and tear excepted; provided that nothing in this Section 6.4.3 shall prevent such Borrower or any of its Consolidated Subsidiaries from discontinuing the operation and maintenance of any properties if such discontinuance (i) is, in the judgment of the Company or such Subsidiary, desirable in the conduct of its business, and (ii) does not have a Material Adverse Effect.

6.4.4         Status Under Securities Laws.  The Company shall maintain its status as a registered “investment adviser”, under (a) the Investment Advisers Act of 1940 and (b) under the laws of each state in which such registration is required in connection with the investment advisory business of the Company and, as to (b) only, where a failure to obtain such registration would be likely to have a Material Adverse Effect.  The Company shall cause Alliance Distributors (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Adverse Effect, and (ii) to maintain its membership in the Financial Industry Regulatory Authority, Inc.  The Company shall cause Sanford Bernstein (i) to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Sanford Bernstein and where a failure to obtain such registration would be likely to have a Material Adverse Effect and (ii) to maintain its membership in the Financial Industry Regulatory Authority, Inc.

6.5           Insurance.  Each Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in such amounts, containing such terms, in such forms, and for such periods, or shall be self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as shall be customary in the industry for companies engaged in similar activities in similar geographic areas.

6.6           Taxes.  Each Borrower will, and will cause each of its Consolidated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments, and other governmental charges imposed upon it or its real property, sales, and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid (a) might by law become a Lien upon any of its property and (b) would be reasonably likely to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy, or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books, if and to the extent permitted by GAAP, adequate accruals with respect thereto.

6.7           Inspection of Properties and Books, Etc.

6.7.1         General.  Each Borrower shall, and shall cause each of its Subsidiaries to, permit the Banks, through the Administrative Agent or any of the Banks’ other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances, and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Bank may request.  The costs incurred by the Administrative Agent and the Banks in connection with any such inspection shall be borne by the Banks making or requesting the inspection (or, if the Administrative Agent makes an inspection on its own initiative after notice to the Banks, by the Banks jointly, on a pro rata basis according to their Outstanding Loans or, if no Loans are Outstanding, their respective Commitments), except as otherwise provided by Section 15(e).  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 6.7.1 shall be held subject to Section 20.

6.7.2         Communication with Accountants.  Each Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Banks to communicate directly with such Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Banks any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the Business of such Borrower or any of its Subsidiaries.  Each Borrower shall be entitled to reasonable prior notice of any such meeting with its independent certified public accountants and shall have the opportunity to have its representatives present at any such meeting.  At the request of the Administrative Agent, each Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.7.2.  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 6.7.2 shall be held subject to Section 20.

6.8           Compliance with Government Mandates, Contracts, and Permits.  Each Borrower will and will cause each of its Consolidated Subsidiaries to, comply (if and to the extent that a failure to comply would be likely to have a Material Adverse Effect) with (a) all applicable Government Mandates wherever the business of such Borrower or any such Subsidiary is conducted, including all Environmental Laws and all Government Mandates relating to occupational safety and employment matters; (b) the provisions of the certificate of incorporation and by-laws, or the agreement of limited partnership and certificate of limited partnership, or its governing documents in the case of any general partnership, as the case may be, of such Borrower and such Subsidiary; (c) all Contracts to which such Borrower or any such Subsidiary is party, by which such Borrower or any such Subsidiary is or may be bound, or to which any of their respective properties are or may be subject; and (d) the terms and conditions of any Permit used in the Business of such Borrower or any such Subsidiary.  If any Permit shall become necessary or required in order that such Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which such Borrower is a party, such Borrower will immediately take or cause its Subsidiaries to take all reasonable steps within the power of such Borrower and its Subsidiaries to obtain and maintain in full force and effect such Permit and furnish the Administrative Agent and the Banks with evidence thereof.

6.9            Use of Proceeds.  Each Borrower will use the proceeds of the Loans solely as provided in Section 5.10.

6.10          Certain Changes in Accounting Principles.  In the event of a change after the date of this Credit Agreement in (a) GAAP (as defined in clause (b) of the definition of “GAAP” in Section 1.1) or (b) any regulation issued by the Securities and Exchange Commission (either such event being referred to herein as an “Accounting Change”), that results in a material change in the calculations as to compliance with any financial covenant contained in Section 8 or in the calculation of any item to be taken into account in the calculations as to compliance with any such covenant (the “Affected Computation”) in such a manner and to such an extent that, in the good faith judgment of the Chief Financial Officer of the Company or the Majority Banks, as evidenced by notice from such Majority Banks to the Company and the Administrative Agent (the “Accounting Notice”), the application of the Accounting Change to the Affected Computation would no longer reflect the intention of the parties to this Credit Agreement, then and in any such event:

(a)           the Company shall, promptly after either a determination by its Chief Financial Officer as provided above or receipt of an Accounting Notice, give written notice thereof to the Administrative Agent and each Bank, which notice shall be accompanied by a copy of any Accounting Notice and a certificate of the Chief Financial Officer of the Company:

(i)          describing the Accounting Change in question and the particular covenant or covenants that will be affected by such Accounting Change;

(ii)         setting forth in reasonable detail (including detailed calculations) the manner and extent to which the covenant or covenants listed in such certificate are affected by such Accounting Change; and

(iii)         setting forth in reasonable detail (including detailed calculations) the information required in order to establish that the Company would be in compliance with the requirements of the covenant or covenants listed in such certificate if such Accounting Change was not effective (or, if the Company would not be so in compliance, setting forth in reasonable detail calculations of the extent of such non-compliance);

(b)           the Company and the Banks will enter into good faith negotiations with each other for an equitable amendment of such covenant or covenants, and the definition of GAAP set forth in Section 1.1, pursuant to Section 26 so as to place the parties, insofar as possible, in the same relative position as if such Accounting Change had not occurred;

(c)           for the period from the date on which such Accounting Change becomes effective (the “Effective Date”) to the effective date of an amendment to this Credit Agreement pursuant to Section 26, the Company shall be deemed to be in compliance with the covenant or covenants listed in such certificate if and so long as (but only if and so long as) the Company would be in compliance with such covenant or covenants if such Accounting Change had not occurred; and

(d)           if no amendment to this Credit Agreement has become effective within ninety (90) days after the Effective Date of such Accounting Change, then all accounting computations required to be made for purposes of this Credit Agreement thereafter shall be made in accordance with GAAP as in effect immediately prior to such Effective Date.

6.11          Broker-Dealer Subsidiaries

6.11.1       Maintain Net Capital.  Each Material Broker-Dealer Subsidiary of the Company that is a U.S. regulated broker-dealer shall not fail to maintain net capital in an amount not less than that required by the Net Capital Rule for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and each Material Broker-Dealer Subsidiary of the Company that is a non-U.S. regulated broker-dealer shall not fail to maintain net capital or capital (or the equivalent) in an amount not less than that required by any similar rule, regulation or requirement (including any capital adequacy requirement) of the relevant regulatory authority or authorities in any relevant jurisdiction for a period in excess of five (5) Business Days of the date such Material Broker-Dealer Subsidiary knew of such failure, and

6.11.2       Registration; Qualification.  Each Broker-Dealer Subsidiary must maintain its registration or comparable qualification with its applicable Examining Authority to the extent such registration or comparable qualification is material to the business of the Company and its Subsidiaries taken as a whole.

7.              CERTAIN NEGATIVE COVENANTS OF THE COMPANY.

The Company covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

7.1           Disposition of Assets.The Company will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, in any single transaction or in multiple transactions within any fiscal year of the Company, sell, transfer, assign, or otherwise dispose of assets of the Company and its Consolidated Subsidiaries, or enter into any Contract for any such sale, transfer, assignment, or disposition (a “Disposition”), provided, however:

(a)           Consolidated Subsidiaries of the Company may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to the Company or another Consolidated Subsidiary;

(b)           the Company and any Consolidated Subsidiary of the Company may make any Disposition (other than a Disposition (whether in one or a series of transactions) of all or substantially all of the assets of the Company and its Consolidated Subsidiaries) so long as (i) no Default exists or would be caused thereby, (ii) after giving effect to such Disposition the Company will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8 hereof, and (c) the assets disposed of in any fiscal year in the aggregate did not generate more than 33 1/3% of the consolidated revenues of the Company during the immediately preceding fiscal four quarters or if such assets generated revenues during the immediately preceding fiscal four quarters that if subtracted from the consolidated revenues of the Company during this period would result in consolidated revenues of the Company of less than $1,200,000,000; and

(c)           the Company and any Consolidated Subsidiary of the Company may sell, transfer or assign, or dispose of 12b-1 Fees to Persons other than the Company and its Consolidated Subsidiaries.  Any Indebtedness in respect of obligations of the Company and its Consolidated Subsidiaries arising out of such transactions shall constitute “Funded Debt”.

This covenant is not intended to restrict the conversion of a short-term investment of any Borrower into cash or into another investment which remains an asset of such Borrower.

7.2            Fundamental Changes.  The Company will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, become a party to any merger, dissolution or consolidation involving all or substantially all of its assets (whether in one or a series of transactions) (any such transaction, a “Reorganization” and the term “Reorganize” shall have a correlative meaning) or purchase or acquire all or substantially all of the assets or Equity Securities of a Person or a business unit of a Person (whether in one or a series of transactions) (each, an “Acquisition”) or enter into any Contract providing for any Reorganization or Acquisition, provided, however, so long as no Default then exists or would be caused thereby:

(a)           any Consolidated Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more Consolidated Subsidiaries;

(b)           any Person may merge with (i) a Borrower provided that (x) such Borrower shall be the continuing or surviving Person, and (y) such Person merging into such Borrower is in the same line of business as the Company and its Subsidiaries or a line of business reasonably related thereto, or (ii) any one or more Consolidated Subsidiaries, provided that (x) such Consolidated Subsidiary shall be the continuing or surviving Person, (y) such Person merging into a Consolidated Subsidiary is in the same line of business as the Company and its Subsidiaries or a line of business reasonably related thereto; and

(c)           the Company or any Consolidated Subsidiary may purchase or acquire all or substantially all of the Equity Securities or assets of a Person or a business unit of a Person, provided that (i) such Person is, or such assets or business unit are to be used,   in the same line of business as the Company and its Subsidiaries or a line of business incidental to, or reasonably related, similar or complementary thereto and (ii) after giving effect to such purchase or acquisition, the Company will, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8.

7.3         Restrictions on Liens. TheCompany will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to (a) create or incur, or cause, permit, or suffer to be created or incurred or to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device, or arrangement; (d) suffer to exist any Indebtedness or claim or demand for a period of time such that the same by Government Mandate or upon bankruptcy or insolvency, or otherwise, would be given any priority whatsoever over its general creditors; or (e) assign, pledge, or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, or instruments, with or without recourse, other than a transfer or assignment in connection with a Disposition permitted under Section 7.1 or Reorganization or Acquisition permitted under Section 7.2 or an Investment; provided that the Company and any Subsidiary of the Company may create or incur, or cause, permit, or suffer to be created or incurred or to exist:

(i)           Liens imposed by Government Mandate to secure taxes, assessments, and other government charges in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;

(ii)         statutory Liens of carriers, warehousemen, mechanics, suppliers, laborers, and materialmen, and other like Liens in the ordinary course of business, in each case in respect of obligations not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves are maintained in accordance with GAAP;

(iii)         Liens arising out of pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iv)        Liens on deposits to secure performance of bids or performance bonds and other similar Liens, in the ordinary course of business;

(v)         Liens on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, defects and irregularities in the title thereto, and other minor Liens, provided, none of such Liens in the reasonable opinion of the Company interferes materially with the use of the affected property in the ordinary conduct of the business of the Company and its Subsidiaries;

(vi)        the rights and interests of landlords and lessors under leases of Real Estate leased by the Company or one of its Subsidiaries, as lessee;

(vii)       Liens outstanding on the Closing Date and set forth on Schedule 7.3;

(viii)      Liens in favor of either the Company or a Consolidated Subsidiary on all or part of the assets of any Subsidiary of the Company securing Indebtedness owing by such Subsidiary to the Company or such Consolidated Subsidiary, as the case may be;

(ix)         Liens on interests of the Company or its Subsidiaries in partnerships or joint ventures consisting of binding rights of first refusal, rights of first offer, take-me-along rights, third-party offer provisions, buy-sell provisions, other transfer restrictions and conditions relating to such partnership or joint venture interests, and Liens granted to other participants in such partnership or joint venture as security for the performance by the Company or its Subsidiaries of their obligations in respect of such partnership or joint venture;

(x)          UCC notice filings in connection with non-recourse sales of 12b-1 Fees (other than sales constituting a collateral security device);

(xi)         Liens securing purchase money Indebtedness so long as such Liens are only on the asset acquired with such purchase money Indebtedness and secure only the Indebtedness incurred to purchase such asset;

(xii)        Liens incurred or otherwise arising in connection with the Securities Trading Activities of the Broker-Dealer Subsidiaries;

(xiii)       Liens in favor of the Administrative Agent or any Bank to secure the Obligations; and

(xiv)       Liens (in addition to those specified in clauses (i) through (xiii) above) securing Indebtedness in an aggregate amount for the Company and all of its Consolidated Subsidiaries taken together not in excess of $80,000,000 outstanding at any point in time (but excluding from the amount of any such Indebtedness that portion which is fully covered by insurance and as to which the insurance company has acknowledged to the Administrative Agent its coverage obligation in writing).

7.4           Distributions.  The Company shall not cause, permit, or suffer any restriction or Lien on the ability of any Consolidated Subsidiary to (a) pay, directly or indirectly, any Distributions to the Company or any other Subsidiary of the Company, (b) make any payments, directly or indirectly, in respect of any Indebtedness or other obligation owed to the Company or any of its Subsidiaries, (c) make loans or advances to the Company or any other Subsidiary of the Company, or (d) sell, transfer, assign, or otherwise dispose of any property or assets to the Company or any other Subsidiary of the Company, except, in each such case, restrictions or Liens (aa) that exist under or by reason of applicable Government Mandates, including any net capital rules, (bb) that are imposed only, as to Indebtedness of the Company or any Consolidated Subsidiary incurred prior to the date hereof, upon a failure to pay when due any of such Indebtedness, or, as to Indebtedness of the Company or any Consolidated Subsidiary incurred on or after the date hereof, upon an acceleration of such Indebtedness or a failure to pay the full amount of such Indebtedness at maturity, or (cc) that arise by reason of the maintenance by any Subsidiary that is not a Consolidated Subsidiary of a level of net worth for the purpose of ensuring that limited partnerships for which it serves as general partner will be treated as partnerships for federal income tax purposes.  Notwithstanding the foregoing, any portion of net earnings of any Consolidated Subsidiary that is unavailable for payment of dividends to the Company or any other Consolidated Subsidiary by reason of a restriction or Lien permitted under any of clauses (aa), (bb), and (cc) shall be excluded from the calculation of Consolidated Net Income (or Loss).

7.5           Transactions with Affiliates.  The Company will not, and will not cause, permit, or suffer any of its Subsidiaries to, directly or indirectly, enter into any Contract or other transaction with any Affiliate of the Company or any of its Subsidiaries that is material to the Company and the Consolidated Subsidiaries taken as a whole, unless either: (a) such Contract or transaction relates solely to compensation arrangements with directors, officers, or employees of the Company, the General Partner, or the Consolidated Subsidiaries, or (b) such transaction is in the ordinary course of business and is, taking into account the totality of the relationships involved, on fair and reasonable terms no less favorable to the Company and the Consolidated Subsidiaries taken as a whole than would be obtained in comparable arm’s length transactions with Persons that are not Affiliates of the Company or its Subsidiaries, or (c) the Contract or other transaction is in connection with a Reorganization or Acquisition permitted under Section 7.2 hereof.

7.6           Employee Benefit Plans   The Company will not, and will not cause, permit, or suffer any ERISA Affiliate to:

(a)            engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code that could result in a material liability for the Company and its Consolidated Subsidiaries taken as a whole;

(b)           permit any Guaranteed Pension Plan to be determined to be in “at risk” status within the meaning of Section 303 of ERISA;

(c)           fail to contribute to any Guaranteed Pension Plan to an extent that, or terminate any Guaranteed Pension Plan in a manner that, could result in the imposition of a Lien on the assets of the Company or any of its Subsidiaries pursuant to §303(k) or §4068 of ERISA; or

(d)           permit or take any action that would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans by more than $50,000,000, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

7.7           Amendments to Certain Documents.  The Company shall not, without the prior written consent of the Administrative Agent in each instance, permit or suffer any material amendments, modifications, supplements, or restatements of its certificate of limited partnership or the Company Partnership Agreement (or, following any conversion of the Company to a corporation, its certificate of incorporation or by-laws) that (i) relate to the determination of Available Cash Flow or Operating Cash Flow under the Company Partnership Agreement, or (ii) could reasonably be expected to materially adversely affect the ability of the Company to perform and observe its obligations under the Loan Documents or the legal rights and remedies of the Banks and the Administrative Agent under any of the Loan Documents.

8.             FINANCIAL COVENANTS OF THE COMPANY.The Company covenants and agrees that, so long as any Loan or any Note is Outstanding or any Bank has any obligation to make any Loans:

8.1           Consolidated Leverage Ratio. The Company will not at any time permit its Consolidated Leverage Ratio to exceed 3.00 to 1.00.

8.2           Consolidated Interest Coverage Ratio. The Company will not at any time permit its Consolidated Interest Coverage Ratio to be less than 4.00 to 1.00.

8.3           Miscellaneous. For purposes of this Section 8, demand obligations shall be deemed to be due and payable during any fiscal year during which such obligations are outstanding.

9.             CLOSING CONDITIONS.  The obligations of the Banks to enter into this Credit Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing Date:

9.1           Financial Statements and Material Changes.  The Banks shall be reasonably satisfied that (a) the financial statements of the Company and the Consolidated Subsidiaries referred to in Section 5.3 fairly present in all material respects the business and financial condition and the results of operations of the Company and the Consolidated Subsidiaries as of the dates and for the periods to which such financial statements relate, and (b) there shall have been no material adverse change in the Business of the Company and the Consolidated Subsidiaries taken as a whole since the dates of such financial statements.

9.2           Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  Each Bank and the Administrative Agent shall have received a fully executed copy of each such document.

9.3           Certified Copies of Charter Documents.  Each of the Banks and the Administrative Agent shall have received from the Company, the General Partner and Sanford Bernstein (a) a copy of its certificate of limited partnership, certificate of incorporation, certificate of formation or other charter document duly certified as of a recent date by the Secretary of State of Delaware, (b) a copy, certified by a duly authorized officer of such Entity to be true and complete on the Closing Date, of its agreement of limited partnership, by-laws, limited liability company agreement or equivalent document as in effect on such date, and (c) a certificate of the Secretary of State of Delaware as to the due organization, legal existence, and good standing of such Entity.  The certificate of incorporation, partnership agreement and by-laws, certificate of limited partnership or certificate of formation of limited liability company agreement, as the case may be, of the Company, the General Partner and Sanford Bernstein shall be in all respects satisfactory in form and substance to the Banks and the Administrative Agent.

9.4            Partnership, Corporate and Company Action.  All partnership, corporate or company action necessary for the valid execution, delivery, and performance by each Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party, and all corporate action necessary for the General Partner to cause the Company to execute, deliver, and perform this Credit Agreement and the other Loan Documents to which the Company is or is to become a party, shall have been duly and effectively taken, evidence thereof reasonably satisfactory to the Banks and the Administrative Agent shall have been provided to each of the Banks, and such action shall be in full force and effect at the Closing Date.

9.5           Consents.  Each party hereto shall have duly obtained all consents and approvals of Government Authorities and other third parties, and shall have effected all notices, filings, and registrations with Government Authorities and other third parties, as may be required in connection with the execution, delivery, performance, and observance of the Loan Documents; all of such consents, approvals, notices, filings, and registrations shall be in full force and effect; and the Banks and the Administrative Agent shall have each received evidence thereof satisfactory to them.

9.6           Opinions of Counsel.  Each of the Banks and the Administrative Agent shall have received a favorable opinion addressed to the Banks and the Administrative Agent, dated as of the Closing Date, from Sidley Austin LLP, special counsel to the Borrowers, in the form of Exhibit I hereto.

9.7           Proceedings.  Except as may be disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, there shall be no Proceedings pending or threatened the result of which, if adversely determined, is reasonably likely to impair or prevent any Borrower’s performance and observance of its obligations under this Credit Agreement and the other Loan Documents.

9.8           Incumbency Certificate.  Each of the Banks and the Administrative Agent shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (b) to make Loan Requests, Conversion Requests and Swing Loan Requests; and (c) to give notices and to take other action on behalf of such Borrower under the Loan Documents.

9.9            Fees.  The Borrowers shall have paid to the Administrative Agent for the accounts of the Banks all fees then payable.

9.10          Representations and Warranties True; No Defaults.  The Administrative Agent and the Banks shall have received a certificate of an officer of the Company and the General Partner, in form and substance satisfactory to the Administrative Agent and the Banks, to the effect that (i) each of the representations and warranties set forth herein and each of the other Loan Documents is true and correct in all material respects on and as of the Closing Date, and (ii) no material defaults exist under any material contract or agreement of either Borrower, including, without limitation, this Credit Agreement and the other Loan Documents.

9.11         Determinations under Section 9.  Without limiting the generality of the provisions of Section 13.1.4, for purposes of determining compliance with the conditions specified in this Section 9, each Bank that has signed this Credit Agreement shall be deemed to have consented to, approved, accepted and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

10.           CONDITIONS TO ALL BORROWINGS .The obligations of the Banks to make any Loan, including the Revolving Credit Loans and the Swing Loans, whether on or after the Closing Date, shall also be subject to the satisfaction of the conditions precedent set forth below.  Each of the submission of a Loan Request or a Swing Loan Request by a Borrower and the acceptance by such Borrower of any Loan shall constitute a representation and warranty by such Borrower that the conditions set forth below have been satisfied.

10.1          No Default.  No Default shall have occurred and be continuing.

10.2         Representations True.  Each of the representations and warranties of each Borrower and its Subsidiaries contained in this Credit Agreement (other than the representation and warranty set forth in Section 5.4), the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

10.3          Loan Request.  In the case of a Revolving Credit Loan, the Administrative Agent shall have received a Loan Request as provided in Section 2.8.  In the case of a Swing Loan, the applicable Swing Bank and the Administrative Agent shall have received a Swing Loan Request as provided in Section 2.4(b).

10.4          Payment of Fees.  Without limiting any other condition, the Borrowers shall have paid to the Administrative Agent, for the account of the Banks and the Administrative Agent as appropriate, all fees and other amounts due and payable under the Loan Documents at or prior to the time of the making of such Loan.

10.5          No Legal Impediment.  No change shall have occurred in any Government Mandate that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan (it being understood that this section shall be a condition only for the Bank or Banks affected by such Government Mandate).

11.            EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1          Events of Default and Acceleration.  If any of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           any Borrower shall fail to pay any interest on the Loans or fees or other amounts payable hereunder when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for five (5) days after written notice of such failure has been given to a Borrower by the Administrative Agent;

(c)           any Borrower shall fail to perform or observe any of its covenants contained in Sections 6.3.1, 6.4.1, 7.1, 7.2, 7.3(xiv), 7.7, 8, or, if such failure relates to a Lien securing Funded Debt, 7.3;

(d)           any Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant, or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11) for thirty (30) days after written notice of such failure has been given to such Borrower by the Administrative Agent, provided, that a failure to perform or observe the terms, covenants and agreements set forth in Section 6.2, Section 6.3.3, Section 6.7 or Section 6.11.1 that continues for more than ten (10) days (regardless of whether notice of such failure is given to such Borrower) shall constitute an Event of Default hereunder;

(e)           any representation or warranty of any Borrower or any of its Subsidiaries in this Credit Agreement, any of the other Loan Documents, or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed to have been made or repeated;

(f)            failure to make a payment of principal or interest, or the occurrence of a default, event of default, or other event permitting (with or without the passage of time or the giving of notice) acceleration or exercise of remedies or, with respect to any Swap Contract, as to which the Company or any Subsidiary is the defaulting party, permitting early termination thereof shall occur with respect to (i) any Indebtedness for money borrowed, (ii) any Indebtedness in respect of the deferred purchase price of goods or services,  (iii) any Capitalized Lease, (iv) any Broker-Dealer Debt, (v) any Swap Contract or (vi) any Synthetic Lease Obligation, of the Company or any of its Subsidiaries, having a principal amount (or (x) in the case of a Capitalized Lease, scheduled rental payments with a discounted present value from the last day of the initial term to the date of determination as determined in accordance with generally accepted accounting principles or (y) in the case of a Swap Contract, the Swap Termination Value or (z) in the case of a Synthetic Lease Obligation, the amount of Attributable Indebtedness with respect thereto), (A) in any one case, of  $100,000,000 or more, or (B) in the aggregate, of $250,000,000 or more, and such failure to make a payment of principal or interest, or a default, event of default, or other event shall continue for such period of time as would entitle the holder of such Indebtedness, Capitalized Lease, Swap Contract or Synthetic Lease Obligation (with or without notice) to accelerate such Indebtedness or terminate such Capitalized Lease, Swap Contract or Synthetic Lease Obligation;

(g)           any of the Loan Documents shall be cancelled, terminated, revoked, or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent, or approval of the Banks, or any Proceeding to cancel, revoke, or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries party thereto, or any Government Authority of competent jurisdiction shall make a determination that, or issue a Government Mandate to the effect that, any material provision of one or more of the Loan Documents is illegal, invalid, or unenforceable in accordance with the terms thereof; or any material provision of Section 14 shall cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

(h)           the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver of the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary or of any substantial part of the assets of the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary, or shall commence any Proceeding relating to the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such Proceeding shall be commenced against the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary and any of such parties shall indicate its approval thereof, consent thereto, or acquiescence therein;

(i)            either (i) an involuntary Proceeding relating to the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect is commenced and not dismissed or vacated within sixty (60) days following entry thereof, or (ii) a decree or order is entered appointing any trustee, custodian, liquidator, or receiver described in (h) or adjudicating the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such Proceeding, or a decree or order for relief is entered in respect of the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary in an involuntary Proceeding under federal bankruptcy laws as now or hereafter constituted;

(j)            there shall remain in force, undischarged, unsatisfied, and unstayed, for more than forty-five (45) days, any final judgment or order against the Company or any of its Subsidiaries, that, with any other such outstanding final judgments or orders, undischarged, against the Company and its Subsidiaries taken together exceeds in the aggregate $50,000,000;

(k)           with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Company or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $50,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or any representation with respect to any Guaranteed Pension Plan or Multiemployer Plan made in Section 5.9 shall prove to be incorrect during the term of this Credit Agreement and the Majority Banks shall have determined in their reasonable discretion that the events underlying the incorrect representation could reasonably be expected to result in liability to the Company or its Subsidiaries, in the aggregate, in excess of $50,000,000;

(l)            any of the following: (i) the Company shall fail to be duly registered as an “investment adviser” under the Investment Advisers Act of 1940; (ii) Alliance Distributors shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member of the Financial Industry Regulatory Authority, Inc. , or (iii) Sanford Bernstein shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member of the Financial Industry Regulatory Authority, Inc. , in each case, to the extent required;

(m)           the Company, Alliance Distributors, the General Partner, Sanford Bernstein or any Material Subsidiary shall either (i) be indicted for a federal or state crime and, in connection with such indictment, Government Authorities shall seek to seize or attach, or seek a civil forfeiture of, property of the Company, Alliance Distributors, the General Partner, Sanford Bernstein or one or more of such Material Subsidiaries having a fair market value in excess of $50,000,000, or (ii) be found guilty of, or shall plead guilty, no contest, or nolo contendere to, any federal or state crime, a punishment for which could include a fine, penalty, or forfeiture of any assets of the Company, Alliance Distributors, the General Partner, Sanford Bernstein or such Material Subsidiary having in any such case a fair market value in excess of $50,000,000; or

(n)           AllianceBernstein Corporation shall cease to be the sole general partner of the Company, and such circumstance shall continue for thirty (30) days after written notice of such circumstance has been given to the Company, provided, that the admission of additional Persons as general partner of the Company shall not constitute an Event of Default if, prior to the admission of any such general partner, the Company delivers to the Banks (i) the documentation with respect to such general partner that would be required under Section 9.3 if such Person were a General Partner on the Closing Date, (ii) an incumbency certificate for such general partner as required for the Company pursuant to Section 9.8, and (iii) an opinion from counsel reasonably acceptable to the Banks, in form and substance reasonably satisfactory to the Banks, as to such general partner’s power and authority to act on behalf of the Company as a general partner of the Company;

then, and in any such event, so long as the same may be continuing, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Banks take one or more of the following actions: (x) declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitment shall be terminated; and (y) by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, any Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by each Borrower.  In addition, in any such event, so long as the same may be continuing, the Administrative Agent may or, at the request of the Majority Banks, shall exercise on behalf of itself and the Banks all other rights and remedies available to it and the Banks under the Loan Documents or applicable law.  Notwithstanding the foregoing, in the event of any Event of Default specified in Section 11.1(h) or Section 11.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank, and any unused portion of the Total Commitment hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrowers.  Any declaration under this Section 11.1 may be rescinded by the Majority Banks after the Events of Default leading to such declaration are cured or waived.

11.2          Termination of Commitments.  No termination of the Total Commitment hereunder shall relieve any Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under this Credit Agreement, the Notes or the other Loan Documents.

11.3         Application of Monies.  In the event that, during the continuance of any Default, the Administrative Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of rights under the Loan Documents, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent and the Banks for or in respect of all costs, expenses, disbursements, and losses that shall have been incurred or sustained by the Administrative Agent and the Banks in connection with the collection of such monies by the Administrative Agent or any such Banks, for the exercise, protection, or enforcement by the Administrative Agent or any such Banks of all or any of the rights, remedies, powers, and privileges of the Administrative Agent or any such Banks under this Credit Agreement or any of the other Loan Documents, or in support of any provision of adequate indemnity to the Administrative Agent or any such Banks against any taxes or Liens that by Government Mandate shall have, or may have, priority over the rights of the Administrative Agent or any such Banks to such monies;

(b)           Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions among Obligations owing to the Banks and the Administrative Agent with respect to each type of Obligation such as interest, principal, fees, and expenses, shall be made among the Banks and the Administrative Agent pro rata according to the respective amounts thereof; and provided, further, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to the applicable Borrower or to such other Persons as are entitled thereto.

12.            SETOFF

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to any Borrower and any securities or other property of any Borrower in the possession of such Bank (other than any accounts maintained pursuant to Rule 15c3-3 under the Securities Exchange Act of 1934, as amended (or any successor provision) as a “Special Reserve Bank Account for the Exclusive Use of Customers” (or under such other designation as may be specified under such rule or any  successor provision)) may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Borrower to such Bank; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Bank, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.  Each of the Banks agrees with each other Bank that if such Bank shall receive from any Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations held by such Bank by Proceedings against any Borrower, by proof thereof in bankruptcy, reorganization, liquidation, receivership, or similar Proceedings, or otherwise, and shall retain and apply to the payment of the Obligations held by such Bank, any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Obligations held by all of the Banks (exclusive of payments to be made for the account of less than all of the Banks as provided in Sections 2.13, 3.2.2, 4.6, 4.7, 4.9 and 4.11), such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

13.            THE ADMINISTRATIVE AGENT.

13.1.1       Appointment and Authority.  Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

13.1.2       Rights as a Bank.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

13.1.3       Exculpatory Provisions.  (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 26) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower or a Bank.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 9 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.1.4       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

 13.1.5      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

    13.1.6       Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give 30 days prior written notice of its resignation to the Banks and the Borrowers.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a Bank with an office in the United States, or an Affiliate of any such Bank with an office in the United States.  Any such appointment shall be subject to the consent of the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, which shall be subject to the consent of the Borrowers at all times other than during the continuance of an Event of Default (which consent shall not be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrowers and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 13.1.6).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13.1 and Sections 15 and 16 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Bank and (ii) the retiring Swing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

 13.1.7      Non-Reliance on Administrative Agent and Other Banks.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter ionto this Credit Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.1.8       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, neither the Arranger nor any Co-Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder.

13.1.9       Administrative Agent May File Proofs of Claim..  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.2, 2.3 and 15) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 15.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

13.2          Reimbursement by Banks      To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under Sections 15 or 16 to be paid by such Borrower to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Bank’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

13.3         Payments

13.3.1      Payments to Administrative Agent.  A payment by any Borrower to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Administrative Agent shall promptly distribute to each Bank such Bank’s pro rata share of payments received by the Administrative Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

13.3.2       Distribution by Administrative Agent.  If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under any Notes, or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make the same shall have been adjudicated by a court of competent jurisdiction.  If any Government Authority shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such Government Authority.

13.3.3       Payments Set Aside.  To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate Basis from time to time in effect.  The obligations of the Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

13.4          Holders of Notes.  Subject to Section 18, the Administrative Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee, or transferee.

13.5          Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate Basis and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

14.            GUARANTY

14.1          Guaranty.  The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of Sanford Bernstein now or hereafter existing under or in respect of this Credit Agreement and the other Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by the Administrative Agent or any Bank in enforcing any rights under this Credit Agreement.  Without limiting the generality of the foregoing, the Company's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Sanford Bernstein to the Administrative Agent or any Bank under or in respect of this Credit Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Sanford Bernstein.

14.2          Guaranty Absolute.  The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Credit Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Bank with respect thereto.  The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of Sanford Bernstein under or in respect of this Credit Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against Sanford Bernstein or whether Sanford Bernstein is joined in any such action or actions.  The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of this Credit Agreement, any other Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Sanford Bernstein under or in respect of this Credit Agreement and the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Credit Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Sanford Bernstein or any of its Subsidiaries or otherwise;

(c)            any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of Sanford Bernstein under this Credit Agreement and the other Loan Documents or any other assets of Sanford Bernstein or any of its Subsidiaries;

(e)            any change, restructuring or termination of the company (or equivalent) structure or existence of Sanford Bernstein or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any Bank to disclose to Sanford Bernstein any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Sanford Bernstein now or hereafter known to the Administrative Agent or such Bank (the Company waiving any duty on the part of the Administrative Agent and the Banks to disclose such information);

(g)            the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Bank that might otherwise constitute a defense available to, or a discharge of, Sanford Bernstein or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Bank or any other Person upon the insolvency, bankruptcy or reorganization of Sanford Bernstein or otherwise, all as though such payment had not been made.

14.3         Waivers and Acknowledgments.  (a)  The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against Sanford Bernstein or any other Person or any collateral.

(b)           The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against Sanford Bernstein, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d)           The Company hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Bank to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Sanford Bernstein or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Bank.

(e)           The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Credit Agreement and the Notes and that the waivers set forth in Section 14.2 and this Section 14.3 are knowingly made in contemplation of such benefits.

14.4         Subrogation.  The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Sanford Bernstein or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company's obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Bank against Sanford Bernstein or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Sanford Bernstein or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Banks, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Credit Agreement and the other Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Company shall make payment to the Administrative Agent or any Bank of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent and the Banks will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

14.5         Subordination.  The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by Sanford Bernstein (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14.5:

(a)           Prohibited Payments, Etc.  Except after the occurrence and during the continuance of an Event of Default described in Section 11.1 (a), (b), (h) or (i) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Sanford Bernstein), and, further, after the completion of the five Business Day period referred to in the next sentence, the Company may receive payments from Sanford Bernstein on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default described in Section 11.1 (a), (b), (h) or (i) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Sanford Bernstein), if the Company fails to pay amounts demanded under Section 14.1(a) for a period of five Business Days, however, unless the Majority Banks otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

     (b)             Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to Sanford Bernstein, the Company agrees that the Administrative Agent and the Banks shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before the Company receives payment of any Subordinated Obligations.

  (c)             Turn-Over.  After the occurrence and during the continuance of any Event of Default described in Section 11.1 (a), (b), (h) or (i) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Sanford Bernstein), if the Company fails to pay amounts demanded under Section 14.1(a) for a period of five Business Days, the Company shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Banks and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

  (d)            Agent Authorization.  After the occurrence and during the continuance of any Event of Default described in Section 11.1 (a), (b), (h) or (i) (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to Sanford Bernstein), if the Company fails to pay amounts demanded under Section 14.1(a) for a period of five Business Days, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

14.6       Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Banks and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Bank may assign or otherwise transfer all or any portion of its rights and obligations under this Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Bank herein or otherwise, in each case as and to the extent provided in Section 18.  The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Banks.

15.            EXPENSES

The Borrowers shall upon demand either, as the Banks or the Administrative Agent may require and regardless of whether any Loans are made hereunder, pay in the first instance or reimburse the Banks and the Administrative Agent (to the extent that payments for the following items are not made under the other provisions hereof) for (a) the reasonable out-of-pocket costs of producing and reproducing this Credit Agreement, the other Loan Documents, and the other agreements and instruments mentioned herein, (b) reasonable out-of-pocket expenses incurred in connection with the syndication of this facility, (c) the reasonable fees, expenses, and disbursements of the Administrative Agent’s special counsel incurred in connection with the preparation, the administration, or interpretation of the Loan Documents, the other instruments mentioned herein, and the term sheet for the transactions contemplated by this Credit Agreement, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses, and disbursement of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and (e) all reasonable out-of-pocket expenses (including reasonable outside counsel fees and costs), and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by any Bank or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default and (ii) any Proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Administrative Agent’s relationship with any Borrower or any of its Subsidiaries.  The Borrowers shall not be responsible under clause (e) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one Proceeding or set of related Proceedings for the Administrative Agent and the Banks, unless any of the Administrative Agent and the Banks shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Administrative Agent and the other Banks or there are other circumstances that in the reasonable judgment of the Administrative Agent and the Banks make separate counsel advisable.  The covenants of this Section 15 shall survive payment or satisfaction of all other Obligations and the termination of the Commitments and the Loan Documents.

16.           INDEMNIFICATION

The Borrowers shall, regardless of whether any Loans are made hereunder, indemnify and hold harmless the Administrative Agent and the Banks, and each Related Party of any of the foregoing Persons, from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, causes of action, and Proceedings, and reasonable costs and expenses in connection therewith, incurred, suffered, sustained, or required to be paid by an indemnified party by reason of or resulting, directly or indirectly, from the transactions contemplated by the Loan Documents, including (a) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) any Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (c) with respect to any Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substances or any Proceeding brought or threatened with respect to any Hazardous Substances (including claims with respect to wrongful death, personal injury, or damage to property), in each case including the reasonable fees and disbursements of outside legal counsel incurred in connection with any such Proceeding (collectively, the “Indemnified Liabilities”), provided, however, the Borrowers shall not be obligated to indemnify any party for any damages, losses, settlement payments, obligations, liabilities, claims, causes of action, Proceedings, costs, and expenses that were caused directly by (i) the gross negligence or willful misconduct of the indemnified party or (ii) any breach by any Defaulting Lender of its obligation to fund a Loan pursuant to this Credit Agreement, provided that no Borrower is then in Default.  In Proceedings, or the preparation therefor, the indemnified parties shall be entitled to select their legal counsel and, in addition to the foregoing indemnity, the Borrowers shall, promptly upon demand, pay in the first instance, or reimburse the indemnified parties for, the reasonable fees and expenses of such legal counsel.  The Borrowers shall not be responsible under this section for the fees and costs of more than one law firm in any one jurisdiction for the Borrowers and the indemnified parties with respect to any one Proceeding or set of related Proceedings, unless any indemnified party shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrowers or there are other circumstances that in the reasonable judgment of the indemnified parties make separate counsel advisable.  If, and to the extent that the obligations of the Borrowers under this Section 16 are unenforceable for any reason, the Borrowers shall make the maximum contribution to the payment in satisfaction of such obligations that is permissible under applicable law.  The covenants contained in this Section 16 shall survive payment or satisfaction in full of all other Obligations and the termination of the Commitments and the Loan Documents.

17.         SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations, and warranties made herein, in any Notes, in any of the other Loan Documents, or in any documents or other papers delivered by or on behalf of any Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and all covenants and agreements shall continue in full force and effect so long as any amount due under this Credit Agreement or any Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank or the Administrative Agent at any time by or on behalf of any Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.

18.         ASSIGNMENT AND PARTICIPATION.

18.1       Assignments and Participations.  (a)  Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 18.1(b), (ii) by way of participation in accordance with the provisions of Section 18.1(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 18.5, or (iv) to an SPC in accordance with the provisions of Section 18.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 18.1 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Banks.  Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 or in integral multiples of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii)           any assignment must be approved by the Administrative Agent, each Swing Bank and, so long as no Event of Default has occurred and is continuing, the Company (each such consent not to be unreasonably withheld or delayed, it being understood that the Company’s consent is not unreasonably withheld if such assignment would result in a reduction of or a withdrawal of the then current ratings of commercial paper notes of the Company);

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that (A) no such fee shall be payable in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund with respect to a Bank and (B) in the case of contemporaneous assignments by a Bank to one or more Funds managed by the same investment advisor (which Funds are not then Banks hereunder), only a single such $3,500 fee shall be payable for all such contemporaneous assignments;

(v)           the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent such information regarding its Domestic Lending Office and LIBOR Lending Offices as the Administrative Agent may request;

(vi)           no assignee of a Bank shall be entitled to the benefits of Sections 4.6, 4.9 or 4.11 in relation to circumstances applicable to such assignee immediately following the assignment to it which at such time (if a payment were then due to the assignee on its behalf from the Borrowers) would give rise to any greater financial burden on the Borrowers under Section 4.6, 4.9 or 4.11 than those which it would have been under the absence of such assignment; and

(vii)          in connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 18.1, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.6, 4.9, 4.11, 15 and 16 and bound by the provisions of Section 20 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 18.1(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Head Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Banks and the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Bank may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, following any such sale, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Credit Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 26 that directly affects such Participant.  Subject to subsection (e) of this Section 18.1, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.6, 4.9 and 4.11 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 18.1(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12 as though it were a Bank, provided such Participant agrees to be subject to Section 12 as though it were a Bank.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.6, 4.9 or 4.11 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.11 as though it were a Bank.

(f)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

18.2          New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers.  Within five (5) Business Days after receipt of such notice, if requested by the Eligible Assignee, each Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, at the request of the Administrative Agent or the assigning Bank, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be cancelled and returned to the Borrowers.

18.3         Disclosure.  Any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder subject to Section 20.

18.4        Assignee or Participant Affiliated with any Borrower.  If any assignee Bank is an Affiliate of any Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the Loans.  If any Bank sells a participating interest in any of the Loans to a participant, and such participant is a Borrower or an Affiliate of a Borrower, then such transferor Bank shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

18.5         Miscellaneous Assignment Provisions.  Any assigning Bank shall retain its rights to be indemnified pursuant to Sections 4.6, 4.9, 15 and 16 with respect to any claims or actions arising prior to the date of the assignment.  If any assignee Bank is a Foreign Bank, it shall, prior to the date on which it becomes a Bank hereunder, deliver to the Borrowers and the Administrative Agent the documents required to be delivered pursuant to Section 4.11.  Anything contained in this Section 18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement, including to any central bank or any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

18.6         SPC Provision.  Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Credit Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Bank would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Bank of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided, with respect to such agreement by the Borrowers, that the related Granting Lender shall not be in breach of its obligations to make Loans to the Borrowers hereunder.  Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify each Borrower, the Administrative Agent and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against such Borrower, the Administrative Agent or such Bank, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without the payment of a registration fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended, waived or otherwise modified without the written consent of each Granting Lender all or any part of whose Loans are being funded by a SPC at the time of such amendment, waiver or other modification.

19.           NOTICES, ETC.

19.1         Notices.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or any Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy or telefax and confirmed by delivery via courier or postal service or (subject to Section 19.2) via electronic mail at the address specified below or on Schedule 1, addressed as follows:

(a)           if to the Company or Sanford Bernstein, at 1345 Avenue of the Americas, New York, New York 10105 (Telecopy Number (646) 452-9270), Attention:  Treasurer; with a copy sent via the same means to General Counsel of the Company at 1345 Avenue of the Americas, New York, New York 10105 (Telecopy Number (212) 969-1334), or at such other address for notice as any of such Persons shall last have furnished in writing to the Person giving the notice;

(b)           if to Bank of America, whether individually or as Administrative Agent, at its address set forth on Schedule 1 hereto or such other address for notice as Bank of America shall last have furnished in writing to the Person giving the notice;

(c)           if to any Bank, at such Bank’s address set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a party hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or telecopy to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such telecopy, or when delivery (if other than by telecopy) is duly attempted and refused, (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof and (iii) if delivered by electronic mail (which form of delivery is subject to Section 19.2), provided that any such notice or demand delivered after 5:00 p.m. at the office of the recipient shall be deemed to have been delivered on the next Business Day.

19.2          Electronic Notices.   Electronic mail and internet and intranet websites may be used only to the extent permitted by Section 6.2 and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose under this Credit Agreement or any other Loan Document.

20.            CONFIDENTIALITY.

Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know such Information to permit such Bank to evaluate, administer or enforce this Credit Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of any Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 20 or (y) becomes available to the Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower, subject, in the case of any disclosure in accordance with clause (c) of this sentence and to the extent legal and practicable, to giving the Borrowers notice prior to such disclosure.

For purposes of this Section 20, “Information” means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by such Borrower, whether or not the information is marked as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to any other third party information subject to a confidentiality agreement substantially similar to this Section 20.

21.           GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.  EACH OF THE ADMINISTRATIVE AGENT THE BANKS, AND EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE ADMINISTRATIVE AGENT, THE BANKS, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22.           HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23.           COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any signatures delivered after the Closing Date by a party by facsimile transmission shall be deemed an original signature hereto.

24.           ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.

25.           WAIVER OF JURY TRIAL.

EACH OF THE ADMINISTRATIVE AGENT, THE BANKS, AND EACH BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, AND RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EXCEPT AS PROHIBITED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE BANKS AND EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26.           CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Credit Agreement, any term of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein may be amended with, but only with, the written consent of the affected Borrower and the Majority Banks and either acknowledged by or notified to the Administrative Agent.  Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, any acceleration of amounts owing under the Loan Documents may be rescinded, and the performance or observance by any Borrower of any terms of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing (a) the rate of interest on the Loans (other than interest accruing pursuant to Section 4.10 following the effective date of any waiver by the Majority Banks of the Default relating thereto) may not be decreased, the term of the Loans may not be extended, the definition of Maturity Date may not be amended, the extension of any scheduled date of payment of any principal, interest or fees hereunder may not be made, any mandatory payment of principal under Section 3.2.1 may not be waived or extended, the pro rata sharing provisions of Section 13.3.1 may not be amended, the facility fees hereunder may not be decreased and the Outstanding principal amount of the Loans, or any portion thereof, may not be forgiven, in each such case, without the written consent of the Borrowers and the written consent of each Bank directly affected thereby; (b) neither this Section 26 nor the definition of Majority Banks may be amended without the written consent of all of the Banks; (c) the obligations of the Company under Section 14 may not be released without the written consent of all of the Banks; (d) the amount of the Administrative Agent’s fee and Section 13 may not be amended without the written consent of the Administrative Agent; and (e) the amount of the Commitment of any Bank may not be increased without the consent of such Bank.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon a Borrower shall entitle such Borrower to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

27.            NO WAIVER; CUMULATIVE REMEDIES.

No failure by any Bank or the Administrative Agent or any Borrower to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

28.            SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.  Without limiting the foregoing provisions of this Section 28, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Banks shall be limited by debtor relief laws, as determined in good faith by the Administrative Agent or the Swing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

29.            USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Bank, provide all documentation and other information that the Administrative Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

30.            NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers.  The Borrowers agree that nothing in the this Credit Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its affiliates.  Each Borrower acknowledges and agrees that (i) the transactions contemplated by this Credit Agreement are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of such Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of such Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising such Borrower on other matters) or any other obligation to such Borrower except the obligations expressly set forth herein and (iv) such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BORROWERS:	ALLIANCEBERNSTEIN L.P.

By: /s/ Raymond Carli
Title: Vice President and Treasurer

SANFORD C. BERNSTEIN & CO., LLC

By: /s/ Edward J. Farrell
Title: Senior Vice President and
Chief Financial Officer

By: /s/ Raymond Carli
Title: Vice President and Treasurer

GENERAL PARTNER (solely for purposes	ALLIANCEBERNSTEIN CORPORATION

of making the representation set forth in
Sections 5.1.1, 5.1.2, 5.1.3, 5.2 and 5.7):
By: /s/ Edward J. Farrell
Title: Senior Vice President and
Interim Chief Financial Officer

ADMINISTRATIVE AGENT :	BANK OF AMERICA, N.A., as Administrative
AND BANKS	Agent, a Swing Bank and a Bank

By: /s/ Hichem Kerma
Name: Hichem Kerma
Title: Vice President

CITIBANK, N.A., as a Swing Bank and a Bank

By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Swing Bank and a Bank

By: /s/ Jeanne Horn
Name: Jeanne Horn
Title: Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By: /s/ Kieran Patel
Name: Kieran Patel
Title: Director, Global Banking - FIG

STATE STREET BANK AND TRUST COMPANY, as a Bank

By: /s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH., as a Bank

By: /s/ Doreen Barr
Name: Doreen Barr
Title: Director

By: /s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

MORGAN STANLEY BANK, N.A., as a Bank

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

UBS LOAN FINANCE LLC, as a Bank

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as a Bank

By: /s/ Gina Harth-Cryde
Name: Gina Harth-Cryde
Title: Managing Director

By: /s/ Charles Kornberger
Name: Charles Kornberger
Title: Managing Director

GOLDMAN SACHS BANK USA, as a Bank

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

THE NORTHERN TRUST COMPANY, as a Bank

By: /s/ David J. Mitchell
Name: David J. Mitchell
Title: Senior Vice President

BROWN BROTHERS HARRIMAN & CO., as a Bank

By: /s/ Ann Hobart
Name: Ann Hobart
Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By: /s/ John S. McGill
Name: John S. McGill
Title: Director

By: /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

SCHEDULE 1

BANKS AND COMMITMENTS

Banks and Addresses	Commitment	Commitment Percentage

Banks and Addresses	Commitment	Commitment Percentage
Bank of America, N.A.	$106,666,666.68	11.851851853%

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
One Independence Center
101 N Tryon St.
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Kellyn M. Harrod
Telephone: 980.386.7259
Facsimile:   704.409.0486
Electronic Email: kellyn.m.harrod@baml.com

Remittance Instructions: Bank of America, N.A. Charlotte, NC ABA #: 026-009-593 New York, NY Account #: 1366212250600 Attn: Corporate Credit Services, Charlotte NC Ref: AllianceBernstein L.P.

Other Notices as Administrative Agent:
(for financial statements, compliance certificates, maturity extension and commitment change notices, etc)
Bank of America, N.A.
Agency Management
101 South Tryon Street
Bank of America Plaza
Mail Code: NC1-002-15-36
Charlotte, NC 28255-0001
Attention: Erik M. Truette
Telephone: 980.387.5451
Telecopier: 704.409.0015
Electronic Mail: erik.m.truette@baml.com

SWING LINE LENDER:

Swingline Lender’s Office:
Bank of America, N.A.
101 North Tryon Street
One Independence Center
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Kellyn H. McLamb
Telephone: 980.386.7259
Telecopier: 704.409.0486
Electronic Mail: kellyn.h.mclamb@baml.com

Remittance Instructions: Bank of America, N.A. Charlotte, NC ABA #: 026-009-593 New York, NY Account #: 1366212250600 Attn: Corporate Credit Services, Charlotte NC Ref: AllianceBernstein L.P.

Banks and Addresses	Commitment	Commitment Percentage
Brown Brothers Harriman & Co.	$30,000,000.00	3.33333333%

Operations Address:

140 Broadway New York, New York 10005 Attn: John Gerace / Patricia Mulvey Facsimile No.: (212) 493-7240 Electronic Mail: loansection@bbh.com

Credit Address:

140 Broadway New York, New York 10005 Attn: Ann Hobart Facsimile No.: (212) 493-8604 Electronic Mail: ann.hobart@bbh.com

Citibank, N.A.	$106,666,666.66	11.851851851%

Operations Address:

1615 Brett Road, Building #3 New Castle, Delaware 19720 Attn: Swati Lal Facsimile No.: (212) 994-0847 Electronic Mail: swati.lal@citi.com

Credit Address:

390 Greenwich Street, 8th Floor New York, New York 10013 Attn: Michael T. Ryan Facsimile No.: (646) 291-1726 Electronic Mail: michael.t.ryan@citi.com
Credit Agricole Corporate and Investment Bank	$30,000,000.00	3.333333333%

Operations Address:

1301 Avenue of the Americas New York, NY 10019 Attn: Bob Vaeth Facsimile No.: (917) 849-5439 Electronic Mail: Robert.vaeth@ca-cib.com

Credit Address:

1301 Avenue of the Americas New York, NY 10019 Attn: Sebastian Rocco Facsimile No.: (212) 459-3179 Electronic Mail: Sebastian.Rocco@ca-cib.com

Banks and Addresses	Commitment	Commitment Percentage
Credit Suisse AG, Cayman Islands Branch	$70,000,000.00	7.777777778%

Operations Address:

7033 Louis Stephens Drive P.O. Box: 110047 Research Triangle Park, NC 27709 Attn: Eric Ceglowski Facsimile No.: (866) 469-3871 Electronic Mail: eric.ceglowski@credit-suisse.com

Credit Address:

Eleven Madison Avenue New York, New York 10010 Attn: Jay Chall Facsimile No.: (212) 743-1843 Electronic Mail: jay.chall@credit-suisse.com

Deutsche Bank AG New York Branch	$55,000,000.00	6.111111111%

Operations Address:

Raghavendra Nagendra Manager- Non Agency 5022 Gate Parkway, Suite 200 Jacksonville, FL 32256 Phone: (904) 520 5449 Facsimile No.: (866) 240 3622 Loan.admin-Ny@db.com

Credit Address:

Sarah Salih Director Floor 2, 60 Wall Street New York, NY, USA Phone: (212) 250-6016 Facsimile No.: (646) 430-9593 sarah.salih@db.com

Banks and Addresses	Commitment	Commitment Percentage
Goldman Sachs Bank USA	$40,000,000.00	4.444444444%

Operations Address:

200 West Street New York, NY 10282 Attn: Operations Contact Facsimile No.: (917) 977-3966

Credit Address:

30 Hudson Street, 38th Floor Jersey City, NJ 07302 Attn: Lauren Day Telephone No.: (212) 934-3921 Electronic Mail: gsd.link@gs.com
HSBC Bank USA, National Association	$85,000,000.00	9.444444444%

Operations Address:

1 HSBC Center, 26th Floor Buffalo, NY 14203 Attn: Lakshman Dharanikota Facsimile No.: (917) 229-0976

Credit Address:

452 Fifth Avenue New York, NY 10018 Attn: Fereshtah Thornberg Facsimile No.: (212) 525-2479 Electronic Mail: fereshtah.x.thornberg@us.hsbc.com
JPMorgan Chase Bank, N.A.	$106,666,666.66	11.851851851%

Operations Address:

500 Stanton Christiana Road, Ops 2 Newark, DE 19713 Attn: Robert Diaz Facsimile No.: (201) 244-3885 Electronic Mail: na_cpg@jpmchase.com

Credit Address:

277 Park Avenue, 11th Floor New York, NY 10172 Attn: Kenise Henry Telephone No.: (212) 270-3482 Electronic Mail: kenise.a.henry@jpmorgan.com

Banks and Addresses	Commitment	Commitment Percentage
Morgan Stanley Bank, N.A.	$70,000,000.00	7.777777778%

Operations Address:

1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Attn: Morgan Stanley Loan Servicing Facsimile No.: (718) 233-2140 Electronic Mail: msloanservicing@morganstanley.com

Credit Address:

750 Seventh Avenue, 11th Floor New York, NY 10019 Attn: Harry Comninellis Facsimile No.: (212) 507-3203 Electronic Mail: harry.comninellis@morganstanley.com

The Northern Trust Company	$45,000,000.00	5.000000000%

Operations Address:

50 South LaSalle Street Chicago, IL 60603 Attn: Mary Green Facsimile No.: (312) 630-1566 Electronic Mail: mg71@ntrs.com

Credit Address:

50 South LaSalle Street Chicago, IL 60603 Attn: Nathalie A. Houde Facsimile No.: (312) 557-1425 Electronic Mail: nah2@ntrs.com

Banks and Addresses	Commitment	Commitment Percentage
State Street Bank and Trust Company	$85,000,000.00	9.444444444%

Operations Address:

100 Huntington Ave. Box 5302 Boston, MA 02206 Attn: Eola Romano Facsimile No.: (617) 988-6677 Electronic Mail: earomano@statestreet.com

Credit Address:

100 Huntington Ave. Box 5303 Boston, MA 02206 Attn: Paul Koobatian Facsimile No.: (617) 662-8664 Electronic Mail: pjkoobatian@statestreet.com
UBS Loan Finance LLC	$70,000,000.00	7.777777778%

Operations Address:

677 Washington Boulevard Stamford, CT 06901 Attn: Ray Ciraco Facsimile No.: (203) 719-3390 Electronic Mail: ray.ciraco@ubs.com

Credit Address:

677 Washington Boulevard Stamford, CT 06901 Attn: Laurie LaMagna Facsimile No.: (203) 719-6974 Electronic Mail: Laurie.LaMagna@ubs.com

TOTAL	$900,000,000.00	100%

SCHEDULE 2

BROKER-DEALER SUBSIDIARIES

1.	AllianceBernstein Investments, Inc.

2.	Sanford C. Bernstein & Co., LLC

3.	Sanford C. Bernstein Limited

4.	Sanford C. Bernstein (Hong Kong) Limited

1

SCHEDULE 5.2

GOVERNMENT APPROVALS

None

1

SCHEDULE 7.3

PERMITTED LIENS

Jurisdiction	Secured Party	FFiling Found	FFile No.	DDate Filed	Collateral

New York Department of State	General Electric Capital Corporation	UCC-1	2005051254 21422	5-12-2005	Leased Equipment
	General Electric Capital Corporation	UCC-3	2010020251 02292	2-2-2010	Amendment to File No. 200505125421422 filed 5-12-2005
	General Electric Capital Corporation	UCC-3	2010020251 03751	2-2-2010	Continuation to File No. 200505125421422 filed 5-12-2005
	General Electric Capital Corporation	UCC-1	2005051354 28581	5-13-2005	Leased Equipment
	General Electric Capital Corporation	UCC-3	2010020251 02381	2-2-2010	Amendment to File No. 200505135428581 filed 5-13-2005
	General Electric Capital Corporation	UCC-3	2010020251 03573	2-2-2010	Continuation to File No. 200505135428581 filed 5-13-2005
	CIT Financial USA, Inc.	UCC-1	2007010850 28158	1-8-2007	Leased Equipment
Secretary of State of the State of Delaware	Garic, Inc.	UCC-1	2010 3042557	8-31-2010	Leased Equipment

1

Garic, Inc.	UCC-1	2011 3378604	8-31-2011	Leased Equipment
Garic, Inc.	UCC-1	2011 3381392	8-31-2011	Leased Equipment
Garic, Inc.	UCC-1	2011 3381400	8-31-2011	Leased Equipment
Garic, Inc.	UCC-3	2011 3617688	9-21-2011	Amendment to File No. 2011 3378604 filed 8-31-2011
Garic, Inc.	UCC-3	2011 3740274	9-29-2011	Amendment to File No. 2011 3381400 filed 8-31-2011
J.P. Morgan Leasing Inc.	UCC-1	32714148	10-17-2003	Leased Equipment
J.P. Morgan Leasing Inc.	UCC-3	50278888	1-21-2005	Amendment to File No. 32714072 filed 10-17-2003
J.P. Morgan Leasing Inc.	UCC-3	50278896	1-21-2005	Amendment to File No. 32714148 filed 10-17-2003
J.P. Morgan Leasing Inc.	UCC-3	61868967	6-2-2006	Amendment to File No. 32714148 filed 10-17-2003
J.P. Morgan Leasing Inc.	UCC-3	2008 2430575	7-15-2008	Continuation to File No. 32714148 filed 10-17-2003
EMC Corporation	UCC-3	61883768	6-5-2006	Amendment to File No. 32714072 filed 10-17-2003
EMC Corporation	UCC-3	61883974	6-5-2006	Amendment to File No. 32714072 filed 10-17-2003
General Electric Capital Corporation	UCC-1	60048124	12-30-2005	Leased Equipment
General Electric Capital Corporation	UCC-3	2010 3703323	10-22-2010	Amendment to File No. 60048124 filed 12-30-2005

General Electric Capital Corporation	UCC-3	2010 3704651	10-22-2010	Continuation to File No. 60048124 filed 12-30-2005
CIT Financial USA, Inc.	UCC-1	2007 1749729	5-9-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 1750438	5-9-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 1751493	5-9-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2674660	7-16-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2674785	7-16-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2674850	7-16-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2674868	7-16-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2761368	7-23-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2761426	7-23-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 2761491	7-23-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 4288162	11-9-2007	Leased Equipment
CIT Financial USA, Inc.	UCC-1	2007 4288287	11-9-2007	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 1192853	4-4-2008	Leased Equipment

Banc of America Leasing & Capital, LLC	UCC-1	2008 1192960	4-4-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 1193059	4-4-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 1193620	4-4-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 1194347	4-4-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 1194370	4-4-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-3	2008 1254240	4-10-2008	Amendment to File No. 2008 1193620 filed 4-4-2008
Banc of America Leasing & Capital, LLC	UCC-3	2008 1971918	6-10-2008	Amendment to File No. 2008 1192960 filed 4-4-2008
Banc of America Leasing & Capital, LLC	UCC-3	2008 1972023	6-10-2008	Amendment to File No. 2008 1193059 filed 4-4-2008
Banc of America Leasing & Capital, LLC	UCC-1	2008 2390241	7-11-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2008 2390324	7-11-2008	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 0830361	3-16-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 0830569	3-16-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 0870037	3-18-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 0870060	3-18-2009	Leased Equipment

Banc of America Leasing & Capital, LLC	UCC-1	2009 0870110	3-18-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 0870177	3-18-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 2914965	9-11-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2009 2914973	9-11-2009	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2010 0457212	2-11-2010	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2010 0457220	2-11-2010	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2010 4559344	12-22-2010	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2010 4569947	12-23-2010	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2011 1638652	5-2-2011	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2011 1638660	5-2-2011	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2011 1638751	5-2-2011	Leased Equipment
Banc of America Leasing & Capital, LLC	UCC-1	2011 1638769	5-2-2011	Leased Equipment
Cisco Systems Capital Corporation	UCC-1	2008 1487840	4-29-2008	Leased Equipment
First Niagara Bank	UCC-1	2009 3602940	11-10-2009	Leased Equipment

	MB Financial Bank, N.A.	UCC-3	2011 3617704	9-21-2011	Assignment to File No. 2011 3378604 filed 8-31-2011
	MB Financial Bank, N.A.	UCC-3	2011 3740282	9-29-2011	Assignment to File No. 2011 3381400 filed 8-31-2011
	MB Financial Bank, N.A.	UCC-3	2011 4722008	12-9-2011	Assignment to File No. 2010 3042557 filed 8-31-2010
United Kingdom, Companies House	Tomen Corporation	395		01-10-92	Rent Deposit Deed
	Land Securities PLC	395		02-02-08	Rent Deposit Deed

Exhibit A to the
Credit Agreement

FORM OF NOTE

_______, 2011

FOR VALUE RECEIVED, the undersigned [ALLIANCEBERNSTEIN L.P.] [SANFORD C. BERNSTEIN & CO., LLC], a Delaware limited [partnership] [liability company] (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Bank”) at the Administrative Agent’s Head Office as such term is defined in the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented and in effect from time to time, the “Credit Agreement”), among the Borrower, [AllianceBernstein L.P.] [Sanford C. Bernstein & Co., LLC], Bank of America, N.A., individually and as administrative agent, and the Banks listed on Schedule 1 thereto:

(a)           the principal amount of _________________ AND NO/100 DOLLARS ($____________) or, if less, the aggregate unpaid principal amount of the Loans advanced by the Bank to the Borrower pursuant to the Credit Agreement; and

(b)           interest from the date hereof on the principal balance from time to time outstanding through and including the respective maturity dates of the Loans evidenced hereby at the times and rates specified in, and in all cases in accordance with the terms of, the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement.  The Bank is entitled to the benefit of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and the Bank may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan, or at the time of receipt of any payment of principal on this Note, an appropriate notation on the appropriate grid attached to this Note, or the making of such Loan or receipt of such payment.  The outstanding amount of the Loans set forth on the grids attached to this Note, or the continuation of such grids, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation, or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

1

If any one or more Events of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY AND WITHIN SUCH STATE.  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 OF THE CREDIT AGREEMENT.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the day and year first above written.

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

3

GRID FOR LOANS

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made by:

___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________
___/___/__	$___________	$___________	$___________	____________

4

Exhibit B to the
Credit Agreement

__________, 201__

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Attention:  ______________________

Re:           Loan Request under the Revolving Credit Agreement dated as of December 9, 2010

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement, we hereby request that a Loan consisting of [**a Federal Funds Rate Loan in the principal amount of $____________, and/or an Alternate Base Rate Loan in the principal amount of $___________, and/or a LIBOR Loan in the principal amount of $_____________ with an Interest Period of ______________**] be made on _____________ ___, 201__.  We understand that this request is irrevocable and binding on us and obligates us to accept the requested Loan on such date.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on today’s date is $____________, (b) the aggregate principal amount of the Loans to be outstanding on the Drawdown Date for the Loan requested hereby (assuming disbursement of such Loan and all other Loans requested under outstanding Loan Requests) will be $__________, (c) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, (d) no Default has occurred and is continuing and (e) all conditions precedent to the Loan requested hereby set forth in Section 10 of the Credit Agreement have been duly satisfied or waived.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

Exhibit C to the
Credit Agreement

__________, 201__

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Attention:   ______________________

Re:	Confirmation of Loan Request under the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have, for purposes of this letter, the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.8 of the Credit Agreement, we hereby confirm that a telephonic request for a Loan consisting of [**a Federal Funds Rate Loan in the principal amount of $__________, and/or an Alternate Base Rate Loan in the principal amount of $___________, and/or a LIBOR Loan in the principal amount of $___________ with an Interest Period of ________________**] to be made on ____________, ____ 201__ was made by us on _________, 201__.  We understand that this request was irrevocable and binding on us and obligated us to accept the requested Loan on such date.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on the date of the request was $___________ (b) the aggregate principal amount of the Loans to be outstanding on the Drawdown Date for the Loan requested as described above (assuming disbursement of such Loan and all other Loans requested under outstanding Loan Requests) will be $___________, (c) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, (d) no Default has occurred and is continuing and (e) all conditions precedent to the Loan requested as described above that are set forth in Section 10 of the Credit Agreement have been duly satisfied or waived.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

2

Exhibit D to the
Credit Agreement

__________, 201__

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Attention:_______________________

Re:	Conversion Request under the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.9.4 of the Credit Agreement, we hereby request that the Loan consisting of [**a Federal Funds Rate Loan in the principal amount of $_____________, and/or an Alternate Base Rate Loan in the principal amount of $____________, and/or a LIBOR Loan in the principal amount of $_____________, with an Interest Period of ______________ ending on _____________ ____, 201__**] currently in effect be converted to [**a Federal Funds Rate Loan in principal amount of $____________, an Alternate Base Rate Loan in the principal amount of $____________, or a LIBOR Loan in the principal amount of $____________ with an Interest Period of _____________ **] on ______________ ___,201__.  We understand that this request is irrevocable and binding on us.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on today’s date is $___________, (b) upon giving effect to the request set forth in this letter (and any other outstanding conversion requests under the Credit Agreement) there will be outstanding LIBOR Loans having ____ different Interest Periods, (c) if this letter requests conversion of a Federal Funds Rate Loan or an Alternate Base Rate Loan to a LIBOR Loan or continuation of a LIBOR Loan as such, that no Default has occurred and is continuing and (d) the requests set forth in this letter are made in accordance with the terms and conditions of the Credit Agreement.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

2

Exhibit E to the
Credit Agreement

__________, 201__

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Attention:_______________________

Re:	Confirmation of Conversion Request under the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.9.4 of the Credit Agreement, we hereby confirm our telephonic request that the Loan consisting of [**a Federal Funds Rate Loan in the principal amount of $__________, and/or Alternate Base Rate Loan in the principal amount of $_________, and/or a LIBOR Loan in the principal amount of $__________ with an Interest Period of ______________ ending on _______________, 201__**] in effect at the time of such request be converted to [**a Federal Funds Rate Loan in principal amount of $___________, an Alternate Base Rate Loan in the principal amount of $_________, or a LIBOR Loan in the principal amount of $__________, with an Interest Period of ____________**] on ___________, 201__.  We understand that this request was irrevocable and binding on us.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on today’s date is $____________, (b) upon giving effect to the request confirmed in this letter (and any other outstanding conversion requests under the Credit Agreement) there will be outstanding LIBOR Loans having __________ different Interest Periods, (c) if this letter confirms a request for conversion of a Federal Funds Rate to a LIBOR Loan or continuation of a LIBOR Loan as such, that no Default has occurred and is continuing and (d) the requests confirmed in this letter were made in accordance with the terms and conditions of the Credit Agreement.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

2

Exhibit F to the
Credit Agreement

__________ __, 20__

[Name and address of Swing Bank]

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Re:	Swing Loan Request under the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.4(b) of the Credit Agreement, we hereby request that a Swing Loan in the principal amount of $__________ be made on __________ __, 20__, for an Interest Period of ____ [insert number of days, but not more than 7] days.  We understand that this request is irrevocable and binding on us and obligates us to accept the requested Swing Loan on such date.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on today’s date is $__________, (b) the aggregate principal amount of the Loans to be outstanding on the Drawdown Date for the Swing Loan requested hereby (assuming disbursement of such Loan and all other Loans requested under outstanding Loan Requests) will be $__________, (c) we will use the proceeds of the requested Swing Loan in accordance with the provisions of the Credit Agreement, (d) no Default has occurred and is continuing and (e) all conditions precedent to the Swing Loan requested hereby set forth in Section 10 of the Credit Agreement have been duly satisfied or waived.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

Exhibit G to the
Credit Agreement

__________ __, 20__

[Name and address of Swing Bank]

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina  28255

Re:	Confirmation of Swing Loan Request under the Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (as modified, amended, restated or supplemented, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have, for purposes of this letter, the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.4(b) of the Credit Agreement, we hereby confirm that a telephonic request for a Swing Loan in the principal amount of $__________ be made on __________ __, 20__, for an Interest Period of ____ [insert number of days, but not more than 7] days.  We understand that this request was irrevocable and binding on us and obligated us to accept the requested Swing Loan on such date.

We hereby certify that (a) the aggregate outstanding principal amount of the Loans on the date of the request was $__________, (b) the aggregate principal amount of the Loans to be outstanding on the Drawdown Date for the Swing Loan requested as described above (assuming disbursement of such Loan and all other Loans requested under outstanding Loan Requests) will be $__________, (c) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement, (d) no Default has occurred and is continuing and (e) all conditions precedent to the Loan requested as described above that are set forth in Section 10 of the Credit Agreement have been duly satisfied or waived.

1

Very truly yours,

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title:

By:
Title: ]

Exhibit H to
Credit Agreement

[ALLIANCEBERNSTEIN L.P. LETTERHEAD]

Bank of America, N.A.
101 North Tryon Street
Charlotte, North Carolina 28255
Attention:

Each of the Banks as defined in the
Credit Agreement referred to below

Attention:

Re:	Compliance Certificate under Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012

Ladies and Gentlemen:

Please refer to that certain Revolving Credit Agreement dated as of December 9, 2010, amended and restated as of January 17, 2012 (the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., individually and as administrative agent, and the Banks referred to therein.  Capitalized terms defined in the Credit Agreement and used in this letter without definition shall have for purposes of this letter the meanings assigned to them in the Credit Agreement.

This is a certificate delivered pursuant to Section 6.2(d) of the Credit Agreement with respect to compliance with the financial covenants as set forth in Section 8 of the Credit Agreement.  This certificate has been duly executed by the principal financial officer, treasurer or general counsel of the Borrower.

1.           No Default.  To the best of the knowledge and belief of the undersigned, no Default has occurred and is continuing under the Credit Agreement.  Attached hereto as Appendix I are all relevant calculations setting forth the Borrower’s compliance with Section 8 of the Credit Agreement as at the end of or, if required, during the [**annual or quarterly**] period covered by the financial statements delivered herewith, together with the reconciliations to reflect changes, if any, in GAAP since December 31, 2010.

2.           Financial Statements.  The Borrower is delivering to the Administrative Agent the financial statements required pursuant to Section 6.2(a)(i) and (ii) or (b), as applicable, of the Credit Agreement. [Also delivered herewith is a reconciliation of the covenant calculations and the financial statements of the Borrower to the extent they differ as the result of changes in GAAP since December 31, 2010.]

1

IN WITNESS WHEREOF, the undersigned has signed this certificate on this _____ day of __________, 201__.

[ALLIANCEBERNSTEIN L.P.

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title: ]

By:
Title: ]

APPENDIX I.

Compliance Caluculations

A. Consolidated Leverage Ratio.

1. Consolidated Adjusted Funded Debt =		$ _________________

2. Consolidated Adjusted Cash Flow =

(a) EBITDA:

(i) Consolidated Net Income (or Loss)	$ _________________

(ii) to the extent deducted in determining Consolidated Net Income (or Loss):
(w) income taxes	$ _________________

(x) interest (whether paid or accrued, but without duplication of interest accrued for previous periods)	$ _________________

(y) depreciation	$ _________________

(z) amortization	$ _________________

EBITDA = clause A(2)(a)(i) plus clauses A(2)(a)(ii)(w), (x), (y) and (z)	$ _________________

plus

(b) non-cash charges (other than for depreciation and amortization) to the extent deducted in computing Consolidated Net Income (or Loss)	$ _________________

less

(c) earnings resulting from any reappraisal, revaluation, or write-up of assets	$ _________________

Consolidated Adjusted Cash Flow = clauses A(2)(a) plus clause A(2)(b) less clause A(2)(c)		$ _________________

3. Consolidated Leverage Ratio = ratio of clause A(1) to clause A(2):		______ to 1.00

Covenant: Consolidated Leverage Ratio not to exceed 3.00 to 1.00
Compliance: yes/no

B. Consolidated Interest Coverage Ratio.

1. Consolidated Adjusted Cash Flow =		$ _________________

2. Consolidated Interest Charges = the sum of	$ _________________

(a)    all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding any of the foregoing items incurred in connection with Broker-Dealer Debt))
$ _________________

(b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP	$ _________________

(c) the portion of Synthetic Lease Obligations that is treated as interest in accordance with GAAP)	$ _________________

Consolidated Interest Charges = clauses B(2)(a) plus clause B(2)(b) plus clause B(2)(c)		$ _________________

3. Consolidated Interest Coverage Ratio = ratio of clause B(1) to clause B(2):		______ to 1.00

Covenant: Consolidated Interest Coverage Ratio not to be less than 4.00 to 1.00
Compliance: yes/no

Exhibit I to
Credit Agreement

FORM OF OPINION

(See attached)

Exhibit J to
Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of ____________, 201__

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

3.	Borrower:	______________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:                    The Credit Agreement, dated as of December 9, 2010, amended and restated as of January 17, 2012, among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, Bank of America, N.A., as Administrative Agent, and the Banks party thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders1		Amount of Commitment/Loans Assigned1	Percentage Assigned of Commitment/Loans2
$	$

[7.	Trade Date:	__________________]3

Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title: ]

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title: ]

_________________________________________________
1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted

Bank of America, N.A., as Administrative Agent
By: _________________________
Title:

Consented to:4

AllianceBernstein L.P.

By: _________________________
Title:

Consented to:

[Name of Swing Bank]

By: _________________________
Title:

___________________________________
4 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in acceptance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

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EXHIBIT K - FORM OF
SUPPLEMENT

SUPPLEMENT

Dated ____________ ____, 201__

Reference is made to that certain Credit Agreement, dated as of December 9, 2010, amended and restated as of January 17, 2012 (as amended or modified from time to time, the “Credit Agreement”) among AllianceBernstein L.P., a Delaware limited partnership, Sanford C. Bernstein & Co., LLC, a Delaware limited liability company, the Banks parties thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Supplement have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.5(b) of the Credit Agreement, the Borrower has requested an increase in the Total Commitment from $______________ to $_____________.  Such increase in the Total Commitment is to become effective on the date (the “Effective Date”) which is the later of (i) ____________ ____, 201__ and (ii) the date on which the conditions set forth in Section 2.5(b) in respect of such increase have been satisfied.  In connection with such requested increase in the Total Commitment, the Borrower, the Administrative Agent and _________________ (the “Accepting Bank”) hereby agree as follows:

1.             Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Bank and shall have all of the rights and obligations of a Bank thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $_____________ to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2.           The Accepting Bank hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire an interest thereunder and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of its interest thereunder, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement and to purchase an interest under the Credit Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) attaches any U.S. Internal Revenue Service forms required under Section 4.11 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.]5

[3.]           The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date: (a) all representations and warranties of the Borrower contained in Section 5 of the Credit Agreement (other than the Borrower’s representation and warranty set forth in Section 5.4) shall be true and correct in all material respects as though made on such date; and (b) no event shall have occurred and then be continuing which constitutes a Default.

________________________________________________
5  To be included only in a Supplement for a new Bank.

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[4.]  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[5.]  This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANCEBERNSTEIN L.P., as Borrower

By:
Title: ]

[SANFORD C. BERNSTEIN & CO., LLC

By:
Title: ]

By:
Title

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Acknowledged and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: _____________________________________________________________
Title:_____________________________________________________________

COMMITMENT	ACCEPTING BANK

$	[BANK]

By: ________________________________________________
Title: _______________________________________________

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